Exhibit 1.3

Management’s responsibility for financial reporting

The accompanying consolidated financial statements of Just Energy Group Inc. and all the information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. The consolidated financial statements include some amounts that are based on estimates and judgments. Management has determined such amounts on a reasonable basis in order to ensure that the consolidated financial statements are presented fairly, in all material respects. Financial information presented elsewhere in this annual report has been prepared on a consistent basis with that in the consolidated financial statements.

Just Energy Group Inc. maintains systems of internal accounting and administrative controls. These systems are designed to provide reasonable assurance that the financial information is relevant, reliable and accurate and that the Company assets are properly accounted for and adequately safeguarded.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee.

The Audit Committee is appointed by the Board of Directors and is composed entirely of non-management directors. The Audit Committee meets periodically with management and the external auditors, to discuss auditing, internal controls, accounting policy and financial reporting matters. The committee reviews the consolidated financial statements with both management and the external auditors and reports its findings to the Board of Directors before such statements are approved by the Board.

The consolidated financial statements have been audited by Ernst & Young LLP, the external auditors, in accordance with the standards of the Public Company Accounting Oversight Board (United States) on behalf of the shareholders. The external auditors have full and free access to the Audit Committee, with and without the presence of management, to discuss their audit and their findings as to the integrity of the financial reporting and the effectiveness of the system of internal controls.

On behalf of Just Energy Group Inc.

/s/ Scott Gahn	/s/ Jim Brown
Scott Gahn	Jim Brown
Chief Executive Officer	Chief Financial Officer

Toronto, Canada

July 8, 2020

Management’s report on internal control over financial reporting

The management of Just Energy Group Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting, and has designed such internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Management has used “Internal Control – Integrated Framework” to evaluate the effectiveness of internal control over financial reporting, which is a recognized and suitable framework developed by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (COSO). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has evaluated the design and operation of the Company’s internal control over financial reporting as of March 31, 2020, and has concluded that such internal control over financial reporting was not effective as a result of identifying a material weakness as described in the Company’s management’s discussion and analysis – July 8, 2020.

Ernst & Young LLP, the independent auditors appointed by the shareholders of the Company who have audited the consolidated financial statements, have also audited internal control over financial reporting and have issued their report on the following page of this annual report.

/s/ Scott Gahn	/s/ Jim Brown
Scott Gahn	Jim Brown
Chief Executive Officer	Chief Financial Officer

Toronto, Canada

July 8, 2020

Report of independent registered public accounting firm

To the Shareholders and Board of Directors of Just Energy Group Inc.

OPINION ON INTERNAL CONTROL OVER FINANCIAL REPORTING

We have audited Just Energy Group Inc.’s internal control over financial reporting as of March 31, 2020, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (“COSO criteria”). In our opinion, because of the effect of the material weaknesses described below on the achievement of the objectives of the control criteria, Just Energy Group Inc. (the “Company”) has not maintained effective internal control over financial reporting as of March 31, 2020, based on the COSO criteria.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in management’s assessment: i) design of the controls over reconciliation and estimation procedures in Commodity suppliers’ payables and accruals and cost of goods sold and ii) an aggregation of deficiencies within the financial statement close process impacting the control activities and monitoring components of the COSO framework.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated statements of financial position as of March 31, 2020 and 2019, and the related consolidated statements of loss, comprehensive loss, changes in shareholders’ deficit and cash flows for the years then ended and the related notes. This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the 2020 and 2019 consolidated financial statements, and this report does not affect our report dated July 8, 2020, which expressed an unqualified opinion thereon that included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BASIS FOR OPINION

Just Energy Group Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Discussion and Analysis. Our responsibility is to express an opinion on Just Energy Group Inc.’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to Just Energy Group Inc. in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

DEFINITION AND LIMITATIONS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

July 8, 2020

Report of independent registered public accounting firm

To the Shareholders and Board of Directors of Just Energy Group Inc.

OPINION ON THE CONSOLIDATED FINANCIAL STATEMENTS

We have audited the accompanying consolidated statements of financial position of Just Energy Group Inc. as of March 31, 2020 and 2019, and the related consolidated statements of loss, comprehensive loss, changes in shareholders’ deficit and cash flows for each of the two years in the period ended March 31, 2020 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Just Energy Group Inc. at March 31, 2020 and 2019, and its financial performance and its cash flows for the years then ended, in conformity with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), Just Energy Group Inc.’s internal control over financial reporting as of March 31, 2020, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organization of the Treadway Commission (“COSO”) and our report dated July 8, 2020 expressed an adverse opinion on the effectiveness of Just Energy Group Inc.’s internal control over financial reporting.

JUST ENERGY GROUP INC.’S ABILITY TO CONTINUE AS A GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that Just Energy Group Inc. will continue as a going concern. As discussed in Note 3 to the financial statements, Just Energy Group Inc.’s credit facility with syndicate lenders matures within the next 12 months and has been classified in the consolidated financial statements as a current liability and contributes to the net current liability position at March 31, 2020. Just Energy Group Inc. has stated that these conditions, along with other matters as set forth in Note 3, indicate the existence of material uncertainties that raise substantial doubt about Just Energy Group Inc.’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

RESTATEMENT OF 2019 FINANCIAL STATEMENTS

As discussed in Note 5 to the consolidated financial statements, the 2019 consolidated financial statements have been restated to correct a misstatement.

BASIS FOR OPINION

These consolidated financial statements are the responsibility of Just Energy Group Inc.’s management. Our responsibility is to express an opinion on Just Energy Group Inc.’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to Just Energy Group Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

We have served as Just Energy Group Inc.’s auditor since 2011

Toronto, Canada

July 8, 2020

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at March 31 (in thousands of Canadian dollars)

	Notes	2020	2019	2018
			(Restated - Note 5)	(Restated - Note 5)
ASSETS
Current assets
Cash and cash equivalents		$26,093	$9,888	$48,861
Restricted cash		4,326	4,048	3,515
Trade and other receivables, net	8	403,907	705,221	658,844
Gas in storage		6,177	2,943	2,342
Fair value of derivative financial assets	13	36,353	144,512	218,769
Income taxes recoverable		6,641	18,973	5,617
Other current assets	9	203,270	206,425	112,214
		686,767	1,092,010	1,050,162
Non-current assets
Investments	10	32,889	36,897	36,314
Property and equipment, net	11	28,794	25,862	18,893
Intangible assets, net	12	370,958	472,656	401,926
Fair value of derivative financial assets	13	28,792	9,255	64,662
Deferred income tax assets	19	3,572	4,238	9,449
Other non-current assets	9	56,450	49,512	19,987
		521,455	598,420	551,231
Assets classified as held for sale	24	7,611	8,971	-
		529,066	607,391	551,231
TOTAL ASSETS		$1,215,833	$1,699,401	$1,601,393

LIABILITIES
Current liabilities
Trade and other payables	14	$685,665	$870,083	$648,997
Deferred revenue	15	852	43,228	38,710
Income taxes payable		5,799	11,895	5,486
Fair value of derivative financial liabilities	13	113,438	79,387	86,288
Provisions		1,529	7,205	4,714
Current portion of long-term debt	16	253,485	479,101	121,451
		1,060,768	1,490,899	905,646
Non-current liabilities
Long-term debt	16	528,518	246,271	422,053
Fair value of derivative financial liabilities	13	76,268	63,658	51,871
Deferred income tax liabilities	19	2,931	4,124	6,918
Other non-current liabilities	7	37,730	61,339	57,349
		645,447	375,392	538,191
Liabilities relating to assets classified as held for sale	24	4,906	5,200	-
		650,353	380,592	538,191
TOTAL LIABILITIES		$1,711,121	$1,871,491	$1,443,837
SHAREHOLDERS' EQUITY (DEFICIT)
Shareholders’ capital	20	$1,246,829	$1,235,503	$1,215,826
Equity component of convertible debentures		13,029	13,029	13,029
Contributed deficit		(29,826)	(25,540)	(22,693)
Accumulated deficit		(1,809,557)	(1,473,776)	(1,140,118)
Accumulated other comprehensive income		84,651	79,093	91,934
Non-controlling interest		(414)	(399)	(422)
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)		(495,288)	(172,090)	157,556
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)		$1,215,833	$1,699,401	$1,601,393

Basis of presentation (Note 3b)

Commitments and Contingencies (Note 25)

See accompanying notes to the consolidated financial statements

/s/ Scott Gahn	/s/ H. Clark Hollands
Scott Gahn	H. Clark Hollands
Chief Executive Officer and President	Corporate Director

1.

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF LOSS
FOR THE YEARS ENDED MARCH 31
(in thousands of Canadian dollars, except where indicated and per share amounts)

	Notes	2020	2019
			(Restated - Note 5)
CONTINUING OPERATIONS
Sales	17	$2,772,809	$3,038,438
Cost of goods sold	7	2,136,456	2,359,867
GROSS MARGIN		636,353	678,571
EXPENSES (INCOMES)
Administrative		(167,936)	(165,328)
Selling and marketing		(220,820)	(211,738)
Other operating expenses	22(a)	(133,948)	(156,399)
Restructuring costs		-	(14,844)
Finance costs	16	(106,945)	(87,779)
Unrealized loss of derivative instruments and other	7, 13	(213,417)	(87,459)
Realized loss of derivative instruments	7	(24,386)	(83,776)
Other income, net	18	32,660	2,312
Impairment of goodwill, intangible assets and other	12	(92,401)	-
Loss from continuing operations before income taxes		(290,840)	(126,440)
Provision for income taxes	19	7,393	11,832
LOSS FROM CONTINUING OPERATIONS		$(298,233)	$(138,272)

DISCONTINUED OPERATIONS
Loss from discontinued operations	24	(11,426)	(128,259)
LOSS FOR THE YEAR		$(309,659)	$(266,531)

Attributable to:
Shareholders of Just Energy		$(298,160)	$(138,080)
Discontinued operations	24	(11,426)	(128,259)
Non-controlling interest		(73)	(192)
LOSS FOR THE YEAR		$(309,659)	$(266,531)

Loss per share from continuing operations	23
Basic		$(2.05)	$(1.00)
Diluted		$(2.05)	$(1.00)
Loss per share from discontinued operations	24
Basic		$(0.07)	$(0.86)
Diluted		$(0.07)	$(0.86)
Loss per share available to shareholders	23
Basic		$(2.12)	$(1.86)
Diluted		$(2.12)	$(1.86)

See accompanying notes to the consolidated financial statements

2.

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
FOR THE YEARS ENDED MARCH 31
(in thousands of Canadian dollars)

	Notes	2020	2019
			(Restated - Note 5)
LOSS FOR THE YEAR		$(309,659)	$(266,531)
Other comprehensive income (loss) to be reclassified to profit or loss in subsequent periods:
Unrealized gain on translation of foreign operations, net of tax		3,551	6,708
Unrealized loss on translation of foreign operations from discontinued operations		(9,603)	(1,686)
Gain on translation of foreign operations disposed and reclassified to consolidated statement of loss	24	11,610	-
		5,558	5,022
TOTAL COMPREHENSIVE LOSS FOR THE YEAR, NET OF TAX		$(304,101)	$(261,509)

Total comprehensive loss attributable to:
Shareholders of Just Energy		$(304,028)	$(261,317)
Non-controlling interest		(73)	(192)
TOTAL COMPREHENSIVE LOSS FOR THE YEAR, NET OF TAX		$(304,101)	$(261,509)

See accompanying notes to the consolidated financial statements

3.

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED MARCH 31
(in thousands of Canadian dollars)

	Notes	2020	2019
			(Restated - Note 5)
ATTRIBUTABLE TO THE SHAREHOLDERS
Accumulated earnings
Accumulated earnings, beginning of year, as previously reported	7	$450,032	$775,350
Restatement	5	-	(58,979)
Accumulated earnings, beginning of year, as restated		$450,032	$716,371
Loss for the year as reported, attributable to shareholders		(309,586)	(266,339)
Accumulated earnings, end of year		$140,446	$450,032

DIVIDENDS AND DISTRIBUTIONS
Dividends and distributions, beginning of year		(1,923,808)	(1,835,778)
Dividends and distributions declared and paid	20(b)	(26,195)	(88,030)
Dividends and distributions, end of year		$(1,950,003)	$(1,923,808)
ACCUMULATED DEFICIT		$(1,809,557)	$(1,473,776)

ACCUMULATED OTHER COMPREHENSIVE INCOME
Accumulated other comprehensive income, beginning of year	7	$79,093	$74,071
Other comprehensive income		5,558	5,022
Accumulated other comprehensive income, end of year		$84,651	$79,093

SHAREHOLDERS’ CAPITAL	20
Common shares
Common shares, beginning of year		$1,088,538	$1,079,055
Share-based units exercised	21	11,326	9,483
Common shares, end of year		$1,099,864	$1,088,538

Preferred shares	20
Preferred shares, beginning of year		$146,965	$136,771
Shares issued		-	10,447
Shares issuance costs		-	(253)
Preferred shares, end of year		$146,965	$146,965
SHAREHOLDERS’ CAPITAL		$1,246,829	$1,235,503

EQUITY COMPONENT OF CONVERTIBLE DEBENTURES
Balance, beginning of year		$13,029	$13,029
Balance, end of year		$13,029	$13,029

CONTRIBUTED DEFICIT
Balance, beginning of year		$(25,540)	$(22,693)
Add: Share-based compensation expense	22(a)	12,250	5,916
Discontinued operations		269	217
Purchase of non-controlling interest		-	1,462
Less: Share-based units exercised		(11,326)	(9,483)
Share-based compensation adjustment		(3,664)	(1,031)
Non-cash deferred share grant distributions		(1,815)	72
Balance, end of year		$(29,826)	$(25,540)

NON-CONTROLLING INTEREST
Balance, beginning of year		$(399)	$(422)
Foreign exchange impact on non-controlling interest		58	215
Loss attributable to non-controlling interest		(73)	(192)
Balance, end of year		$(414)	$(399)
TOTAL SHAREHOLDERS’ DEFICIT		$(495,288)	$(172,090)

See accompanying notes to the consolidated financial statements

4.

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31

(in thousands of Canadian dollars)

	Notes	2020	2019
Net inflow (outflow) of cash related to the following activities			(Restated - Note 5)
OPERATING
Loss from continuing operations before income taxes		$(290,840)	$(126,440)
Loss from discontinued operations before income taxes	24	(11,349)	(132,004)
Loss before income taxes		(302,189)	(258,444)

Items not affecting cash
Amortization and depreciation	22(a)	41,242	29,861
Impairment of goodwill, intangible assets and other	12	92,401	-
Share-based compensation expense	22(a)	12,250	5,916
Financing charges, non-cash portion		20,435	18,223
Gain on sale of subsidiaries, net	24	(45,138)	-
Unrealized loss in fair value of derivative instruments and other	13	213,417	87,459
Net change in working capital balances	27(a)	43,994	18,514
Adjustment for discontinued operations, net	24	(34,814)	66,411
Income taxes paid		(461)	(12,435)
Cash inflow (outflow) from operating activities		41,137	(44,495)

INVESTING
Purchase of property and equipment	11	(2,159)	(5,159)
Purchase of intangible assets	12	(14,382)	(38,383)
Payments for acquired business	26	(12,013)	(4,281)
Proceeds from disposition of subsidiaries	24, 18	7,672	-
Cash outflow from investing activities		(20,882)	(47,823)

FINANCING
Dividends paid	20(b)	(26,172)	(87,959)
Repayment of long-term debt	16	(25,257)	(173,366)
Issuance of long-term debt	16	17,163	253,242
Leased asset payments		(5,802)	-
Debt issuance costs		180	(18,132)
Credit facilities withdrawal	16	34,812	79,462
Issuance of preferred shares		-	10,447
Preferred shares issuance costs		-	(352)
Share swap payout		-	(10,000)
Cash inflow (outflow) from financing activities		(5,076)	53,342

Effect of foreign currency translation on cash balances		1,026	3

Net cash inflow (outflow)		16,205	(38,973)
Cash and cash equivalents, beginning of year		9,888	48,861
Cash and cash equivalents, end of year		$26,093	$9,888

Supplemental cash flow information:
Interest paid		$78,749	$52,836

See accompanying notes to the consolidated financial statements

5.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

1.	ORGANIZATION

Just Energy Group Inc. (“Just Energy” or the “Company”) is a corporation established under the laws of Canada to hold securities and to distribute the income of its directly or indirectly owned operating subsidiaries and affiliates. The registered office of Just Energy is First Canadian Place, 100 King Street West, Toronto, Ontario, Canada. The consolidated financial statements consist of Just Energy and its subsidiaries and affiliates. The consolidated financial statements were approved by the Board of Directors on July 8, 2020.

2.	OPERATIONS

Just Energy is a retail energy provider specializing in electricity and natural gas commodities and bringing energy efficient solutions and renewable energy options to customers. Currently operating in the United States (“U.S.”) and Canada, Just Energy serves both residential and commercial customers, providing homes and businesses with a broad range of energy solutions that deliver comfort, convenience and control. Just Energy is the parent company of Amigo Energy, Filter Group Inc. (“Filter Group”), Hudson Energy, Interactive Energy Group, Tara Energy and TerraPass.

Just Energy’s current commodity product offerings include fixed, variable, index and flat rate options. By fixing the price of natural gas or electricity under its fixed-price or price-protected program contracts for a period of up to five years, Just Energy’s customers offset their exposure to changes in the price of these essential commodities. Variable rate products allow customers to maintain competitive rates while retaining the ability to lock into a fixed price at their discretion. Flat-bill products allow customers to pay a flat rate each month regardless of usage. Just Energy derives its margin or gross profit from the difference between the price at which it is able to sell the commodities to its customers and the related price at which it purchases the associated volumes from its suppliers.

Through the Filter Group business, Just Energy provides subscription-based home water filtration systems to residential customers, including under-counter and whole-home water filtration solutions. Just Energy markets smart thermostats, offering the thermostats as a standalone unit or bundled with certain commodity products. The smart thermostats are currently manufactured and distributed by ecobee Inc. (“ecobee”), a company in which Just Energy holds an approximate 8% fully diluted equity interest. Just Energy also offers green products through its JustGreen program. The JustGreen electricity product offers customers the option of having all or a portion of their electricity sourced from renewable green sources such as wind, solar, hydropower or biomass. The JustGreen gas product offers carbon offset credits that allow customers to reduce or eliminate the carbon footprint of their homes or businesses. Additional green products allow customers to offset their carbon footprint without buying energy commodity products and can be offered in all states and provinces without being dependent on energy deregulation.

Just Energy markets its product offerings through several sales channels including brokers, digital marketing, retail and affinity relationships, and door-to-door.

In March 2019, Just Energy formally approved and commenced a process to dispose of its businesses in Germany, Ireland and Japan. In June 2019, Just Energy also formally approved and commenced a process to dispose of its business in the United Kingdom (“U.K.”), as part of the Company’s Strategic Review. The decision was part of a strategic transition to focus on the core business in North America. The U.K. and Ireland businesses were disposed of during the three months ended December 31, 2019 as described in Note 24. The disposal of operations in Japan was completed in April 2020 and Germany is expected to be completed in the near future. As at March 31, 2020, these operations were classified as a disposal group held for sale and as a discontinued operation. Previously, these operations were reported within the Consumer segment, while a portion of the U.K. was allocated to the Commercial segment.

6.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

3.	BASIS OF PRESENTATION

(a)	Compliance with IFRS

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. The policies applied in these consolidated financial statements were based on IFRS issued and outstanding as at March 31, 2020.

(b)	Basis of presentation

The consolidated financial statements are presented in Canadian dollars, the functional currency of Just Energy, and all values are rounded to the nearest thousand, except where otherwise indicated. The consolidated financial statements are prepared on a going concern basis under the historical cost convention, except for certain financial assets and liabilities that are stated at fair value.

The Company’s business is affected by seasonality. As a result, for certain periods such as the second fiscal quarter, the Company forecast cash shortfalls that require additional financing through support from suppliers and, in certain circumstances, actions to liquidate certain assets.

As described further in Note 16, the Company has a $370 million credit facility with a syndicate of lenders and a US$250 million non-revolving multi-draw senior unsecured term loan facility from another lender, maturing on September 1, 2020 and September 12, 2023, respectively. The facility maturing on September 1, 2020 has been classified in the consolidated financial statements as a current liability and contributes to the net current liability position as at March 31, 2020. As at March 31, 2020, the Company was compliant with the requirements of its senior debt to EBITDA ratio covenant as a result of an amendment that provided, among other things, a temporary increase of the ratio from its lenders. As at June 30, 2020, the Company amended its senior secured credit facility to increase the senior debt to EBITDA covenant ratio from 1:50 to 2:00, and the total debt to EBITDA covenant ratio from 3.50:1 to 4.00:1 with respect to the fiscal quarter ending June 30, 2020. In addition, the lenders under the Company’s senior unsecured term loan facility waived compliance with the senior debt to EBITDA and the total debt to EBITDA covenant ratios contained therein for the fiscal quarter ending June 30, 2020.

The Company’s ability to continue as a going concern for the next 12 months is dependent on the continued availability of its credit facilities; the Company’s ability to obtain waivers from its lenders for potential instances of non-compliance with covenants, if necessary; the ability to refinance, or, secure additional sources of financing, if necessary, or the completion of this Recapitalization transaction (the “Recapitalization”); the liquidation of available investments; and the continued support of the Company’s lenders and suppliers. These conditions indicate the existence of material uncertainties that raise substantial doubt about the Company’s ability to continue as a going concern and, accordingly, the ultimate appropriateness of the use of accounting principles applicable to a going concern. There can be no assurance that the Company will be successful in these initiatives, that lenders will provide further financing or relief for covenants, or that the Company can refinance or repay credit facilities from new sources of financing.

On July 8, 2020, the Company announced a comprehensive plan to strengthen and de-risk the business, positioning the Company for sustainable growth as an independent industry leader. The Recapitalization will be undertaken through a plan of arrangement under the Canada Business Corporation Act (“CBCA”) and includes:

•	Exchange of $100 million 6.75% subordinated convertible debentures due March 31, 2023 (TSX: JE.DB.D) and $160 million 6.75% subordinated convertible debentures due December 31, 2021 (TSX: JE.DB.C) (the “Subordinated Convertible Debentures”) for new common equity;
•	Extension of $335 million credit facilities by three years to December 2023, with revised covenants and a schedule of commitment reductions throughout the term;
•	Existing senior unsecured term loan due September 12, 2023 (the “Existing Term Loan”) and the remaining convertible bonds due December 31, 2020 (the “Eurobond”) shall be exchanged for a new term loan due March 2024 with interest to be paid-in-kind and new common equity;
•	Exchange of all 8.50%, fixed-to-floating rate, cumulative, redeemable, perpetual preferred shares (JE.PR.U) (the “Preferred Shares) into new common equity; and,
•	New cash equity investment commitment of $100 million.

7.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

The implementation of the Recapitalization is expected in September 2020, pending court and securityholder approvals required under the CBCA, as well as applicable approvals by the Toronto Stock Exchange. The Recapitalization has been approved by Just Energy’s Board of Directors. Just Energy’s financial advisor, BMO Capital Markets, has provided an opinion to Just Energy’s Board of Directors that the terms of the Recapitalization, if implemented, are fair from a financial point of view to each of the holders of the existing Eurobond Subordinated Convertible Debentures, preferred shares and common shares.

The Company has obtained a preliminary interim order from the Ontario Superior Court of Justice which, among other things, grants a limited stay of proceedings and establishes the record date for voting of securityholders with respect to the plan of arrangement as July 8, 2020. The Company will be seeking an interim order in the very near term.

These consolidated financial statements do not reflect the adjustments to carrying values of assets and liabilities and the reported expenses and statement of financial position classifications that would be necessary if the going concern assumption was deemed inappropriate. These adjustments could be material.

(c)	Principles of consolidation

The consolidated financial statements include the accounts of Just Energy and its directly or indirectly owned subsidiaries as at March 31, 2020. Subsidiaries are consolidated from the date of acquisition and control and continue to be consolidated until the date that such control ceases. Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect these returns through its power over the investee. The financial statements of the subsidiaries are prepared for the same reporting period as Just Energy, using consistent accounting policies. All intercompany balances, income, expenses, and unrealized gains and losses resulting from intercompany transactions are eliminated on consolidation.

4.	SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents and restricted cash

All highly liquid temporary cash investments with an original maturity of three months or less when purchased are cash equivalents. For the consolidated statements of cash flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

Restricted cash includes cash and cash equivalents, where the availability of funds is restricted by debt arrangements or held in escrow as part of prior acquisition agreements.

Accrued gas receivable/accrued gas payable or gas delivered in excess of consumption/deferred revenue

Accrued gas receivable from Just Energy’s customers is stated at fair value and results from customers consuming more gas than has been delivered by Just Energy to local distribution companies (“LDCs”). Accrued gas payable represents Just Energy’s obligation to the LDCs for the customers’ excess consumption, over what was delivered to the LDCs.

Gas delivered to LDCs in excess of consumption by customers is stated at the lower of cost and net realizable value. Collections from customers in advance of their consumption of gas result in deferred revenue.

Assuming normal weather and consumption patterns, during the winter months, customers will have consumed more than was delivered, resulting in the recognition of accrued gas receivable/accrued gas payable. In the summer months, customers will have consumed less than what was delivered, resulting in the recognition of gas delivered in excess of consumption/deferred revenue.

These adjustments are applicable solely to the Ontario, Manitoba, Quebec, Saskatchewan and Michigan gas markets.

8.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Gas in storage

Gas in storage represents the gas delivered to the LDCs in Illinois, Indiana, New York, Ohio, Maryland, California and Alberta. The balance will fluctuate as gas is injected into or withdrawn from storage.

Gas in storage is valued at the lower of cost and net realizable value, with cost being determined based on market cost on a weighted average basis. Net realizable value is the estimated selling price in the ordinary course of business.

Property and equipment

Property and equipment are stated at cost, net of any accumulated depreciation and impairment losses. Cost includes the purchase price and, where relevant, any costs directly attributable to bringing the asset to the location and condition necessary and/or the present value of all dismantling and removal costs. Where major components of property and equipment have different useful lives, the components are recognized and depreciated separately. Just Energy recognizes, in the carrying amount, the cost of replacing part of an item when the cost is incurred and if it is probable that the future economic benefits embodied in the item can be reliably measured. When significant parts of property and equipment are required to be replaced at intervals, Just Energy recognizes such parts as individual assets with specific useful lives and depreciates them accordingly. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognized in the consolidated statements of loss as an administrative expense when incurred. Depreciation is provided over the estimated useful lives of the assets as follows:

Asset category	Depreciation method	Rate/useful life
Furniture and fixtures	Declining balance	20%
Office equipment	Declining balance	20%
Computer equipment	Declining balance	30%
Leasehold improvements	Straight-line	Term of lease
Premise assets	Straight-line	4–7 years

An item of property and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset is included in the consolidated statements of loss.

The useful lives and methods of depreciation are reviewed at each financial year-end and adjusted prospectively, if appropriate.

Business combinations

All identifiable assets acquired and liabilities assumed are measured at the acquisition date at fair value. The Company records all identifiable intangible assets including identifiable assets that had not been recognized by the acquiree before the business combination. Any excess of the cost of acquisition over the Company’s share of the net fair value of the identifiable assets acquired and liabilities assumed is recorded as goodwill. During the measurement period (which is within one year from the acquisition date), Just Energy may adjust the amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date. Adjustments related to facts and circumstances that did not exist as at the consolidated statement of financial position dates are taken to the consolidated statements of loss. The Company records acquisition-related costs as expenses in the periods in which the costs are incurred with the exception of certain costs relating to registering and issuing debt or equity securities which are accounted for as part of the financing. Non-controlling interest is recognized at its proportionate share of the fair value of identifiable assets and liabilities, unless otherwise indicated.

9.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Goodwill

Goodwill is initially measured at cost, which is the excess of the cost of the business combination over Just Energy’s share in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities. Any negative difference is recognized directly in the consolidated statements of loss.

After initial recognition, goodwill is measured at cost, less impairment losses. For the purpose of impairment testing, goodwill is allocated to each of Just Energy’s operating segments that are expected to benefit from the synergies of the combination, irrespective of whether other assets and liabilities of the acquiree are assigned to those segments.

Intangible assets

Intangible assets acquired outside of a business combination are measured at cost on initial recognition. Intangible assets acquired in a business combination are recorded at fair value on the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and/or accumulated impairment losses.

Intangible assets with finite useful lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization method and amortization period of an intangible asset with a finite useful life are reviewed at least annually. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense related to intangible assets with finite lives is recognized in the consolidated statements of loss.

Internally generated intangible assets are capitalized when the product or process is technically and commercially feasible, the future economic benefit is measurable, Just Energy can demonstrate how the asset will generate future economic benefits and Just Energy has sufficient resources to complete development. The cost of an internally generated intangible asset comprises all directly attributable costs necessary to create, produce and prepare the asset to be capable of operating in the manner intended by management.

The goodwill and certain brands are considered to have indefinite lives and are not amortized, rather tested annually for impairment. The assessment of indefinite life is reviewed annually. The Filter Group brand is treated as a finite life asset and amortized due to its history of rebranding.

Gains or losses arising from disposal of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the consolidated statements of loss when the asset is derecognized.

10.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Intangible asset category	Amortization method	Rate/useful life
Customer contracts	Straight-line	Term of contract
Contract relationships	Straight-line	10 years
Sales networks and affinity relationships	Straight-line	5–8 years
Technology	Straight-line	3–5 years
Brand (Filter Group)	Straight-line	10 years

Impairment of non-financial assets

Just Energy assesses whether there is an indication that an asset may be impaired at each reporting date. If such an indication exists or when annual testing for an asset is required, Just Energy estimates the asset's recoverable amount. The recoverable amounts of goodwill and intangible assets with an indefinite useful life are tested annually. The recoverable amount is the higher of an asset's or cash-generating unit's (“CGU”) fair value less costs to sell and its value-in-use. Value-in-use is determined by discounting estimated future pre-tax cash flows using a pre-tax discount rate that reflects the current market assessment of the time value of money and the specific risks of the asset. The recoverable amount of assets that do not generate independent cash flows is determined based on the CGU to which the asset belongs.

An impairment loss is recognized if an asset's carrying amount or that of the CGU to which it is allocated is higher than its recoverable amount. Impairment losses of individual CGUs are charged against the value of assets in proportion to their carrying amount.

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, Just Energy estimates the asset’s or CGU’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of amortization, had no impairment loss been recognized for the asset in prior years. Such a reversal is recognized in the consolidated statements of loss.

Goodwill is tested for impairment annually and when circumstances indicate that the carrying value may be impaired. Goodwill is tested at the segment level as that is the lowest level at which goodwill is monitored. Impairment is determined for goodwill by assessing the recoverable amount of each segment to which the goodwill relates. Where the recoverable amount of the segment is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

Leases

For comparability purposes, the accounting policies below reflect the accounting for leases under IAS 17, Leases, (“IAS 17”). The Company adopted IFRS 16 effective April 1, 2019, which is discussed in Note 7 below.

11.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

A lease is an arrangement whereby the lessor conveys to the lessee, in return for a payment or series of payments, the right to use an asset for an agreed period of time. Where Just Energy determines that the contractual provisions of a contract contain, or are, a lease and result in the customer assuming the principal risks and rewards of ownership of the asset, the arrangement is a finance lease. Assets subject to finance leases are not reflected as property and equipment and the net investment in the lease, represented by the present value of the amounts due from the lessee, is recorded as a financial asset, classified as a finance lease receivable. The payments considered to be part of the leasing arrangement are apportioned between a reduction in the lease receivable and finance lease income. The finance lease income element of the payments is recognized using a method that results in a constant rate of return on the net investment in each period and is reflected in financing income.

IFRS 15, Revenue from Contracts with Customers (“IFRS 15”) requires the estimation of total consideration over the contract term and the allocation of that consideration to all performance obligations in the contract based on their relative standalone selling prices. As such, consideration is allocated towards the performance obligation related to the finance lease and commodity revenue if a customer has a contract with Just Energy for a thermostat and electricity and/or power that was entered into at the same time.

The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement at the inception date and whether fulfillment of the arrangement is dependent on the use of a specific asset or assets, or the arrangement conveys a right to use the asset.

Just Energy as a lessee

Operating lease payments are recognized as an expense in the consolidated statements of income (loss) on a straight-line basis over the lease term.

Just Energy as a lessor

Leases where Just Energy does not transfer substantially all the risks and benefits of ownership of the asset are classified as operating leases. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income.

Just Energy considers itself to be a dealer lessor with respect to its lease arrangements for thermostats as it has given the customer the choice of either buying or leasing the thermostat. A finance lease of an asset by a dealer lessor gives rise to profit or loss equivalent to that resulting from an outright sale of the underlying asset, at normal selling prices. Just Energy recognizes revenue based on the fair value of the thermostat at the time of completed installation of the thermostat, at which point in time Just Energy has transferred control of the thermostat to the customer. Just Energy also recognizes the cost of sale on the thermostat through cost of goods sold.

Financial instruments

(i)	Recognition and derecognition

Regular purchases and sales of financial assets are recognized on the trade date, being the date on which Just Energy commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and Just Energy has transferred substantially all the risks and rewards of ownership.

12.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

(ii)	Classification

Just Energy classified its financial assets in the following measurement categories:

• Those to be measured subsequently at fair value (either through OCI or through profit or loss); and

• Those to be measured at amortized cost.

The measurement category classification of financial assets depends on Just Energy’s business objectives for managing the financial assets and whether contractual terms of the cash flows are considered solely payments of principal and interest. For assets measured at fair value, gains and losses will be recorded either in profit or loss or in OCI depending upon the business objective.

Just Energy reclassifies debt instruments when and only when its business objective for managing those assets changes.

(iii)	Measurement

At initial recognition, Just Energy measures a financial asset at its fair value. In the case of a financial asset not categorized as fair value through profit or loss (“FVTPL”), transaction costs that are directly attributable to the acquisition of the financial asset are included in measurement at initial recognition. Transaction costs of financial assets carried at FVTPL are expensed in profit or loss.

Subsequent measurement of debt instruments depends on Just Energy’s business objective for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which Just Energy classifies its debt instruments:

Amortized cost: Assets held for collection of contractual cash flows that represent solely payments of principal and interest are measured at amortized cost. A gain or loss on a debt instrument is recognized in profit or loss when the asset is derecognized or impaired. Interest income from these financial assets is included in “finance income” using the effective interest rate method.

Cash and cash equivalents, restricted cash, trade and other receivables, trade and other payables are included in this category.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets held for trading and financial assets designated upon initial recognition as at fair value through profit or loss. This category includes derivative financial instruments entered into that are not designated as hedging instruments in hedge relationships as defined by IFRS 9, Financial Instruments (“IFRS 9”). Included in this class are primarily physical delivered energy contracts, for which the own-use exemption could not be applied, financially settled energy contracts and foreign currency forward contracts.

An analysis of fair values of financial instruments and further details as to how they are measured are provided in Note 13. Related realized and unrealized gains and losses are included in the consolidated statements of loss.

Financial assets classified at fair value through other comprehensive income (“OCI”)

Financial assets at fair value through OCI are equity instruments that Just Energy has elected to recognize the changes in fair value through OCI. They are recognized initially at fair value in the consolidated statements of financial position and are remeasured subsequently at fair value with gains and losses arising from changes in fair value recognized directly in equity and presented in OCI.

Derecognition

A financial asset is derecognized when the rights to receive cash flows from the asset have expired or when Just Energy has transferred its rights to receive cash flows from the asset.

13.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments entered into by Just Energy that are not designated as hedging instruments in hedge relationships as defined by IFRS 9. Included in this class are primarily physically delivered energy contracts, for which the own-use exemption could not be applied, financially settled energy contracts and foreign currency forward contracts.

Gains or losses on liabilities held for trading are recognized in the consolidated statements of loss.

Other financial liabilities at amortized cost

Other financial liabilities are measured at amortized cost using the effective interest rate method. Financial liabilities include long-term debt issued and are initially measured at fair value. Transaction costs related to the long-term debt instruments are included in the value of the instruments and amortized using the effective interest rate method. The effective interest expense is included in finance costs in the consolidated statements of loss.

Impairment

Just Energy assesses on a forward-looking basis the expected credit losses (“ECL”) associated with its assets carried at amortized cost, including other receivables. For trade receivables, other receivables and unbilled revenue only, Just Energy applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the receivables.

Trade receivables are reviewed qualitatively on a case-by-case basis to determine if they need to be written off.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the consolidated statements of loss.

Derivative instruments

Just Energy enters into fixed-term contracts with customers to provide electricity and gas at fixed prices. These customer contracts expose Just Energy to changes in consumption as well as changes in the market prices of gas and electricity. To reduce its exposure to movements in commodity prices, Just Energy enters into contracts with suppliers that expose the Company to changes in prices for the purchase and sale of power and natural gas. These contracts are treated as derivatives as they do not meet the own-use criteria under IAS 32, Financial Instruments: Presentation. The primary factors affecting the fair value of derivative instruments at any point in time are the volume of open derivative positions and the changes of commodity market prices. Prices for power and natural gas are volatile, which can result in material changes in the fair value measurements reported in Just Energy’s consolidated financial statements in the future.

14.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Just Energy analyzes all its contracts, of both a financial and non-financial nature, to identify the existence of any “embedded” derivatives. Embedded derivatives are accounted for separately from the underlying contract at the inception date when their economic characteristics are not closely related to those of the host contract and the host contract is not carried as held for trading or designated as fair value through profit or loss. These embedded derivatives are measured at fair value with changes in fair value recognized in profit or loss.

All derivatives are recognized at fair value on the date on which the derivative is entered into and are remeasured to fair value at each reporting date. Derivatives are carried in the consolidated statements of financial position as other financial assets when the fair value is positive and as other financial liabilities when the fair value is negative. Just Energy does not utilize hedge accounting; therefore, changes in the fair value of these derivatives are recorded directly to the consolidated statements of loss and are included within unrealized gain on derivative instruments. Refer to Note 7 for disclosure of the impact to derivative instruments due to the adoption of IFRIC Agenda Decision 11, “Physical Settlement of Contracts to Buy or Sell a Non-Financial Item” (“Agenda Decision 11”).

Offsetting of financial instruments

Financial assets and financial liabilities are offset, and the net amount reported in the consolidated statements of financial position if, and only if, there is currently an enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

Fair value of financial instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price). The fair value of financial instruments that are traded in active markets at each reporting date is determined by reference to quoted market prices, without any deduction for transaction costs.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques that are recognized by market participants. Such techniques may include using recent arm’s-length market transactions, reference to the current fair value of another instrument that is substantially the same, discounted cash flow analysis, or other valuation models. An analysis of fair values of financial instruments and further details as to how they are measured are provided in Note 13.

Revenue recognition

Just Energy has identified that the material performance obligation is the provision of gas and electricity to customers, which is satisfied over time throughout the contract term. Just Energy utilizes the output method to recognize revenue based on the units of gas and electricity delivered and billed to the customer each month and Just Energy has elected to adopt the practical expedient to recognize revenue in the amount to which the entity has a right to invoice, as the entity has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the entity’s performance to date.

Revenue is measured at the fair value of the consideration received, excluding discounts, rebates and sales taxes.

15.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

The Company assumes credit risk for all customers in Alberta, Texas, Illinois, Michigan, Delaware and Ohio. On all value-added products sold on the market, Just Energy also assumes the credit risk. In these markets, the Company ensures that credit review processes are in place prior to the commodity flowing to the customer.

Foreign currency translation

Functional and presentation currency

Items included in the consolidated financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). For U.S.-based subsidiaries, this is U.S. dollars (“USD”). The consolidated financial statements are presented in Canadian dollars, which is the parent Company’s presentation and functional currency.

Transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of loss.

Translation of foreign operations

The results and consolidated financial position of all the group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	Assets and liabilities for each consolidated statement of financial position presented are translated at the closing rate as at the date of that consolidated statement of financial position; and

•	Income and expenses for each consolidated statement of loss are translated at the exchange rates prevailing at the dates of the transactions.

On consolidation, exchange differences arising from the translation of the net investment in foreign operations are recorded in OCI.

When a foreign operation is partially disposed of or sold, exchange differences that were recorded in accumulated other comprehensive income are recognized in the consolidated statements of loss as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

Earnings (loss) per share amounts

The computation of earnings (loss) per share is based on the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share is computed in a similar way to basic earnings (loss) per share except that the weighted average number of shares outstanding is increased to include additional shares assuming the exercise of stock options, restricted share grants (“RSGs”), performance bonus incentive grants (“PBGs”), deferred share grants (“DSGs”) and convertible debentures, if dilutive.

16.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Share-based compensation plans

Equity-based compensation liability

Share-based compensation plans are equity-settled transactions. The cost of share-based compensation is measured by reference to the fair value at the date on which it was granted. Awards are valued at the grant date and are not adjusted for changes in the prices of the underlying shares and other measurement assumptions. The cost of equity-settled transactions is recognized, together with the corresponding increase in equity, over the period in which the performance or service conditions are fulfilled, ending on the date on which the relevant grantee becomes fully entitled to the award. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting period reflects the extent to which the vesting period has expired and Just Energy’s best estimate of the number of the shares that will ultimately vest. The expense or credit recognized for a period represents the movement in cumulative expense recognized as at the beginning and end of that period.

When options, RSGs, PBGs and DSGs are exercised or exchanged, the amounts previously credited to contributed deficit are reversed and credited to shareholders’ capital.

Employee future benefits

In Canada, Just Energy offers a long-term wealth accumulation plan (the ‟Canadian Plan”) for all permanent full-time and permanent part-time employees (working more than 26 hours per week). The Canadian Plan consists of two components; a Deferred Profit Sharing Plan (“DPSP”) and an Employee Profit Sharing Plan (‟EPSP"). For participants of the DPSP, Just Energy contributes an amount equal to a maximum of 2% per annum of an employee's base earnings. For the EPSP, Just Energy contributes an amount up to a maximum of 2% per annum of an employee's base earnings towards the purchase of shares of Just Energy, on a matching one-for-one basis.

For U.S. employees, Just Energy has established a long-term savings plan (the "U.S. Plan") for all permanent full-time and part-time employees (working more than 30 hours per week) of its subsidiaries. The U.S. Plan consists of two components; a 401(k) and an Employee Unit Purchase Plan ("EUPP"). For participants who are enrolled only in the EUPP, Just Energy contributes an amount up to a maximum of 3% per annum of an employee's base earnings towards the purchase of Just Energy shares, on a matching one-for-one basis. For participants who are enrolled only in the 401(k), Just Energy contributes an amount up to a maximum of 4% per annum of an employee's base earnings, on a matching one-for-one basis. In the event an employee participates in both the EUPP and 401(k), the maximum Just Energy will contribute is 5% total, consisting of 3% to the EUPP and 2% to the 401(k).

Participation in the plans in Canada or the U.S. is voluntary. For the 401(k), there is a two-year vesting period beginning from the date of hire, and for the EUPP, there is a six-month vesting period from the employee's enrolment date in the plan.

Obligations for contributions to the Canadian and U.S. Plans are recognized as an expense in the consolidated statements of loss when the employee makes a contribution.

17.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Income taxes

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from, or paid to, the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where Just Energy operates and generates taxable income.

Current income taxes relating to items recognized directly in OCI or equity are recognized in OCI or equity and not in profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations where applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Just Energy follows the liability method of accounting for deferred income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to the temporary differences between the carrying value of the assets and liabilities in the consolidated financial statements and their respective tax bases.

Deferred income tax liabilities are recognized for all taxable temporary differences except:

•	Where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•	In respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled by the parent and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, the carryforward of unused tax credits and any unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carryforward of unused tax credits and unused tax losses, can be utilized except:

•	Where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•	In respect of deductible temporary differences associated with investments in subsidiaries, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at the end of each reporting period and are recognized to the extent that it has become probable that future taxable profits will allow the deferred income tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized, or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

18.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Deferred income taxes relating to items recognized in cumulative translation adjustment or equity is recognized in OCI or equity and not in profit or loss.

Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current income tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Provisions and restructuring

Provisions are recognized when Just Energy has a present obligation, legal or constructive, as a result of a past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where Just Energy expects some or all provisions to be reimbursed, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statements of loss, net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability.

Restructuring provisions comprise activities including termination or relocation of a business, management structural reorganization and employee-related costs. Incremental costs directly associated with the restructuring are included in the restructuring provision. Costs associated with ongoing activities, including training or relocating continuing staff, are excluded from the provision. Measurement of the provision is at the best estimate of the anticipated costs to be incurred.

Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost in the consolidated statements of loss.

Selling and marketing expenses

Commissions and various other costs related to obtaining and renewing customer contracts are charged to income in the period incurred except as disclosed below:

Commissions related to obtaining and renewing Commercial customer contracts are paid in one of the following ways: all or partially up front or as a residual payment over the term of the contract. If the commission is paid all or partially up front, it is recorded as a customer acquisition cost in other current assets and expensed in selling and marketing expenses over the term for which the associated revenue is earned. If the commission is paid as a residual payment, the amount is expensed as earned.

Just Energy recognizes the incremental acquisition costs of obtaining a customer contract as an asset as these costs would not have been incurred if the contract had not been obtained and these costs are recovered through the consideration collected from the contract. Commissions and incentives paid for commodity contracts and value-added products are capitalized and amortized over the term of the contract. When the term of the contract is one year or less, the incremental costs incurred to obtain the customer contracts are expensed when incurred.

19.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Green provision and certificates

Just Energy is a retailer of green energy and records a provision to its regulators as green energy sales are recognized. A corresponding cost is included in cost of goods sold. Just Energy measures its provision based on the extent of green certificates that it holds or has committed to purchase and has recorded this obligation net of its green certificates. Any provision balance in excess of the green certificates held or that Just Energy has committed to purchase is measured at fair value. Green certificates are purchased by Just Energy to settle its obligation with the regulators. Any green energy-related derivatives are forward contracts and are recognized in accordance with the accounting policy discussed under “Financial Instruments” above.

Non-current assets held for sale and discontinued operations

Just Energy classifies non-current assets and disposal groups as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. Non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell. The criteria for the held for sale classification is regarded as met only when the sale is highly probable, and the asset or disposal group is available for immediate sale in its present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification. Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the consolidated statements of loss. Property and equipment and intangible assets are not depreciated or amortized once classified as held for sale.

5.	RESTATEMENT AND RECLASSIFICATION OF PRIOR PERIOD FINANCIAL STATEMENTS

In connection with the preparation of the Company’s consolidated financial statements for the year ended March 31, 2020, differences were identified between amounts recorded in the general ledger and balances based on subsequent cash disbursements and invoices for commodity suppliers’ accruals and payables recorded in trade and other payables. These differences represent the combination of the timely cut-off of payables and accruals and historical cash disbursements that were not expensed in the proper period. The Company also restated for amortization of customer acquisition costs during the year ended March 31, 2019 increasing selling and marketing costs by $4.3 million. These differences resulted in increasing the accumulated deficit, beginning of year deficit at April 1, 2018 by $59.0 million, increasing the 2019 loss for the year by $24.1 million and increasing the accumulated deficit, end of the year deficit at March 31, 2019 by $83.1 million.

The Company also identified certain reclassifications related to balances due from independent system operators and LDCs, and assets and liabilities related to green provisions and certificates. The Company also reclassified the credit facility and 8.75% loan from long-term to current debt as a result of the restatement’s effect on the compliance with financial covenants and related cross-default provisions as of March 31, 2019.

The Company assessed the materiality of the differences and determined the adjustments were material to the consolidated financial statements. The following tables summarize the effects of the reclassifications and restatements, including the tax effect of the items described above.

20.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Line items on the restated consolidated statements of financial position:

	Balance as of			Balance as of
	March 31, 2019			March 31, 2019
	as originally reported	Reclassifications	Restatement	as restated
Trade and other receivables	$672,615	$32,606	$-	$705,221
Other current assets	349,643	41,446	(4,300)	386,789
Current assets	1,022,258	74,052	(4,300)	1,092,010
Deferred income tax asset	1,092	-	3,146	4,238
Non-current assets	595,274	-	3,146	598,420
TOTAL ASSETS	$1,626,503	$74,052	$(1,154)	$1,699,401

Trade and other payables	$714,110	$74,052	$81,921	$870,083
Current portion of long-term debt	37,429	441,672	-	479,101
Current liabilities	893,254	515,724	81,921	1,490,899
Long-term debt	687,943	(441,672)	-	246,271
Non-current liabilities	817,064	(441,672)	-	375,392
TOTAL LIABILITIES	$1,715,518	$74,052	$81,921	$1,871,491

Accumulated deficit	$(1,390,701)	$-	$(83,075)	$(1,473,776)
TOTAL SHAREHOLDERS' DEFICIT	$(89,015)	$-	$(83,075)	$(172,090)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$1,626,503	$74,052	$(1,154)	$1,699,401

The above restatement and reclassifications did not impact the balance sheet as at March 31, 2018 other than increasing both trade and other payables and accumulated deficit by $58,979. Trade and other payables as at March 31, 2018 has been restated from $590,018 to $648,997.

21

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Line items on the restated consolidated statements of loss:

	Year ended		Year ended
	March 31, 2019,		March 31, 2019
	as originally reported[1]	Restatement	(Restated)
Cost of goods sold	2,336,154	23,713	2,359,867
Gross Margin	702,284	(23,713)	678,571
Selling and marketing	207,438	4,300	211,738
Other income, net	1,541	771	2,312
Loss before income taxes	(99,198)	(27,242)	(126,440)
Provision for (recovery of) income taxes	14,978	(3,146)	11,832
Loss for the year	$(242,435)	$(24,096)	$(266,531)
Total comprehensive loss for the year, net of tax	$(237,413)	$(24,096)	$(261,509)

Loss per share from continuing operations
Basic	$(0.84)	$(0.16)	$(1.00)
Diluted	$(0.84)	$(0.16)	$(1.00)

Loss per share from discontinued operations
Basic	$(0.86)	$-	$(0.86)
Diluted	$(0.86)	$-	$(0.86)

Loss per share available to shareholders
Basic	$(1.70)	$(0.16)	$(1.86)
Diluted	$(1.70)	$(0.16)	$(1.86)

1 The March 31, 2019 statements have been adjusted to remove the discontinued operations as described in Note 24 and to reflect the implementation of the IFRIC Decision as described in Note 7.

Line items on the restated consolidated statements of changes in shareholders’ deficit:

	Year ended		Year ended
	March 31, 2019		March 31, 2019
	as reported	Adjustment	(Restated)
Accumulated earnings (loss), beginning of year	$775,350	$(58,979)	$716,371
Loss for the year, attributable to shareholders	(242,243)	(24,096)	(266,339)
Accumulated earnings (loss), end of year	533,107	(83,075)	450,032
Total shareholders' deficit	$(89,015)	$(83,075)	$(172,090)

Line items on the restated consolidated statements of cash flows:

	Year ended		Year ended
	March 31, 2019		March 31, 2019
	as reported[1]	Adjustment	(Restated)
Loss from continuing operations before income taxes	$(99,198)	$(27,242)	$(126,440)
Loss before income taxes	(231,201)	(27,242)	(258,443)
Net change in working capital balances	$(8,728)	$27,242	$18,514

1 The March 31, 2019 statements have been adjusted to remove the effects of the discontinued operations as described in Note 24.

22

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

6.	SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of the consolidated financial statements requires the use of estimates and assumptions to be made in applying the accounting policies that affect the reported amounts of assets, liabilities, income and expenses. The estimates and related assumptions are based on previous experience and other factors considered reasonable under the circumstances, the results of which form the basis for making the assumptions about carrying values of assets and liabilities that are not readily apparent from other sources.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised. Judgments made by management in the application of IFRS that have a significant impact on the consolidated financial statements relate to the following:

Allowance for doubtful accounts

The measurement of the expected credit loss allowance for accounts receivable requires the use of management’s judgment in estimation techniques, building models, selecting key inputs and making significant assumptions about future economic conditions and credit behaviour of the customers, including the likelihood of customers defaulting and the resulting losses. The Company’s current significant estimates include the historical collection rates as a percentage of revenue and the use of the Company’s historical rates of recovery across aging buckets and the consideration of forward-looking information. All of these inputs are sensitive to the number of months or years of history included in the analysis, which is a key input and judgment made by management.

COVID-19 impact

As a result of the continued and uncertain economic and business impact of the coronavirus disease (“COVID-19”) pandemic, we have reviewed the estimates, judgments and assumptions used in the preparation of the consolidated financial statements, including with respect to: the determination of whether indicators of impairment exist for the assets and CGUs and the underlying assumptions used in the measurement of the recoverable amount of such assets or CGUs. We have also assessed the impact of COVID-19 on the estimates and judgments used in connection with the measurement of deferred income tax assets and the credit risk of Just Energy’s customers.  Although we determined that no significant revisions to such estimates, judgments or assumptions were required for the year ended March 31, 2020, revisions may be required in future periods to the extent that the negative impacts on the business arising from COVID-19 continue or worsen. Any such revision (due to COVID-19 or otherwise) may result in, among other things, write-downs or impairments to the assets or CGUs, and/or adjustments to the carrying amount of the accounts receivable, or to the valuation of the deferred income tax assets, any of which could have a material impact on the results of operations and financial condition. While we believe the COVID-19 pandemic to be temporary, the situation is dynamic and the impact of COVID-19 on the results of operations and financial condition, including the duration and the impact on overall customer demand, cannot be reasonably estimated at this time.

Deferred income taxes

Significant management judgment is required to determine the amount of deferred income tax assets and liabilities that can be recognized, based upon the likely timing and the level of future taxable income realized, including the usage of tax-planning strategies. Determining the tax treatment on certain transactions also involves management’s judgment.

23

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Discontinued operations

Management used judgment in concluding on the discontinued operations classification as a major separate geographical area of operations, as part of a single coordinated disposal plan to resell the business in the new fiscal year. There is also a high level of judgment involved in estimating the fair value less costs to sell of the disposal group and the significant carrying amounts of the assets and liabilities related to assets held for sale. Refer to Note 24 for further details.

Fair value of financial instruments

Where the fair values of financial assets and financial liabilities recorded in the consolidated statements of financial position cannot be derived from active markets, they are determined using valuation techniques including discounted cash flow models or transacted/quoted prices of identical assets that are not active. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgment includes consideration of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments. Refer to Note 13 for further details about the assumptions as well as a sensitivity analysis.

Impairment of non-financial assets

Just Energy’s impairment test is based on the estimated value-in-use and uses a discounted cash flow approach model. Management is required to exercise judgment in identifying the CGUs in which to allocate goodwill, working capital and related assets and liabilities. Judgment is further applied to determine which transactions or companies are considered comparable for use. Refer to Note 12 for further information.

7.	ACCOUNTING POLICIES AND NEW STANDARDS ADOPTED

IFRS 16

IFRS 16, Leases (“IFRS 16”), supersedes IAS 17, Leases, (“IAS 17”), and related interpretations and is effective for annual periods beginning on or after January 1, 2019. The Company adopted the standard, effective April 1, 2019, using the modified retrospective approach, with the cumulative effect of adopting IFRS 16 being recognized in equity as an adjustment to the opening balance of accumulated deficit for the current period. Prior periods have not been restated.

Accounting policies

At inception of a contract, the Company assesses whether a contract is, or contains, a lease, by determining whether the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

To assess whether a contract conveys the right to control the use of an identified asset, the Company assesses whether:

•	The contract involves the use of an identified asset, which this may be specified explicitly or implicitly and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;

24

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

•	The Company has the right to obtain substantially all of the economic benefits from use of the asset throughout the period of use; and

•	The Company has the right to direct the use of the asset. The Company has this right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used. In rare cases where the decision about how and for what purpose the asset is used is predetermined, the Company has the right to direct the use of the asset if either:

o	The Company has the right to operate the asset; or

o	The Company designed the asset in a way that predetermines how and for what purpose it will be used.

At inception or on reassessment of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of their relative standalone price.

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term.  The estimated useful lives of right-of-use assets are determined on the same basis as those of property and equipment.  In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate.

Lease payments included in the measurement of the lease liability comprise the following:

•	Fixed payments, including in substance fixed payments;

•	Variable lease payments that depend on an index or a rate, initially measured using the relevant index or rate as at the commencement date;

•	Amounts expected to be payable under a residual value guarantee; and

•	The exercise price under a purchase option that the Company is reasonably certain to exercise, lease payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Company is reasonably certain not to terminate early.

After the commencement date, the amount of lease liability is increased to reflect the accretion of interest and reduced for the lease payments made.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Company presents right-of-use assets in “property and equipment” and lease liabilities in “other non-current liabilities” in the consolidated statement of financial position.

25

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Short-term leases and leases of low-value assets

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases of property and equipment that have a lease term of 12 months or less and leases of low-value assets, such as some IT equipment.  The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Nature of leased assets

The Company leases various offices, equipment and vehicles.  Rental contracts are typically made for fixed periods of one to ten years but may have extension options as described below.  Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions.  Leased assets may not be used as security for borrowing purposes. Some leases provide for additional rent payments based on changes in inflation.

Extension and termination options

Some office leases include an option to renew the lease for an additional period after the non-cancellable contract period.  Where practicable, the Company seeks to include extension options in new leases to provide operational flexibility. The Company assesses at lease commencement whether it is reasonably certain to exercise the extension options.  The Company reassesses its portfolio of leases to determine whether it is reasonably certain to exercise the options if there is a significant event or significant change in circumstances within its control.  The Company considers all facts and circumstances when making this decision. The Company examines whether there is an economic incentive or penalty that would affect the decision to exercise the option (for example, whether the lease option is below market value or whether the Company has made significant investments in leasehold improvements). Where it is not reasonably certain that the lease will be extended or terminated, the Company will not recognize these options.

The application of IFRS 16 requires significant judgments and certain key estimations to be made, including:

•	Identifying whether a contract (or part of a contract) includes a lease;

•	Determining whether it is reasonably certain that an extension or termination option will be exercised;

•	Determining whether variable payments are in substance fixed;

•	Establishing whether there are multiple leases in an arrangement; and

•	Determining the standalone selling price of lease and non-lease components.

Key sources of estimation uncertainty in the application of IFRS 16 include the following:

•	Estimating the lease term;

•	Determining the appropriate rate to discount lease payments; and

•	Assessing whether a right-of-use asset is impaired.

Unanticipated changes in these judgments or estimates could affect the identification and determination of the fair value of lease liabilities and right-of-use assets at initial recognition, as well as the subsequent measurement of lease liabilities and right-of-use assets. These items could potentially result in changes to amounts reported in the consolidated statements of loss and consolidated statements of financial position in a given period.

26

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Initial application

The Company elected the practical expedient to not reassess whether a contract is, or contains, a lease as at April 1, 2019, the date of initial application of IFRS 16. The Company has also elected the practical expedient to not separate non-lease components from lease components, accounting for them as a single lease component. On transition to IFRS 16, the weighted average incremental borrowing rate applied to the calculation of lease liabilities is 6.75%.

For previously recognized operating leases, the Company has elected the practical expedient to measure the right-of-use assets equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments recognized immediately before the date of initial application. Additionally, the Company has elected the practical expedient to not include initial direct costs in the measurement of the right-of-use asset for these leases as at the initial application date.

For previously recognized operating leases with an initial lease term of 12 months or less (short-term leases) and for leases of low value assets, the Company has applied the optional recognition exemptions to not recognize the right-of-use assets and related lease liabilities for these leases. In addition, the Company has elected the practical expedient to account for previously recognized operating leases with a remaining lease term of 12 months or less upon transition as short-term leases. The Company is accounting for the lease expense on a straight-line basis over the remaining lease term. The Company's former operating leases consist of office facility leases.

Instead of performing an impairment review on the right-of-use assets at the date of initial application, the Company has elected the practical expedient to rely on its historical assessment as to whether leases were onerous immediately before the initial application date.

Impact on consolidated financial statements

The following is a reconciliation of total operating lease commitments as at March 31, 2019 to the lease liabilities recognized as at April 1, 2019:

Total operating lease commitments disclosed as at March 31, 2019	$21,243
Short-term leases and other minor adjustments	(707)
Operating lease liabilities before discounting	20,536
Discounted using the incremental borrowing rate	(2,011)
Total lease liabilities recognized under IFRS 16 as at April 1, 2019	$18,525

As at April 1, 2019, the financial statement impact of IFRS 16 was as follows:

•	Right-of-use assets of $18.5 million have been recognized in relation to former operating leases and have been included in property and equipment in the consolidated statements of financial position.

•	Additional lease liabilities of $18.5 million have been recognized in relation to former operating leases and have been included in other current and non-current liabilities in the consolidated statements of financial position, depending on the maturity of the lease.

27

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Adoption of IFRIC Agenda Decision 11, “Physical Settlement of Contracts to Buy or Sell a Non-Financial Item” (“Agenda Decision 11”)

The IFRIC reached a decision on Agenda 11 during its meeting on March 5 to 6, 2019. The decision was in respect to a request about how an entity applies IFRS 9 to particular contracts to buy or sell a non-financial item at a fixed price.

The Company has reviewed the agenda decision and determined that a change is required in its accounting policy related to contracts to buy or sell a non-financial item that can be settled net in cash or another financial instrument, or by exchanging financial instruments. These are contracts the Company enters into that are accounted for as derivatives at fair value through profit or loss but physically settled by the underlying non-financial item. The IFRIC concluded that IFRS 9 neither permits nor requires an entity to reverse the accumulated gain or loss previously recognized on the derivative and recognize a corresponding adjustment to cost of goods sold or inventory when the contract is physically settled. The presentation of consolidated statements of loss has been amended to comply with the IFRIC agenda decision.

The amounts related to the adoption of Agenda Decision 11 on physical forward contracts and options accounted for as derivatives are noted in the table below. The amounts represent an increase in cost of goods sold of $72.8 million and a decrease in realized gains and losses on derivative instruments by the same amount.

Furthermore, prior to the adoption of Agenda Decision 11, realized gains and loses on financial swap contracts and options were included in cost of goods sold. Upon adoption of Agenda Decision 11, realized gains and losses on financial swap contracts are recoded in the line item realized gains on derivative instruments. The table below presents the reclassification of realized gains/losses on financial swap contracts and options from costs of sales to realized gains on derivative instruments.

The Company has implemented these changes retrospectively.

	Year Ended	Year Ended
	March 31, 2020	March 31, 2019
Adjustment of physical forward contracts and options at market (i)	$72,805	$(174,310)
Realized gain (loss) on financial swap contracts and options (ii)	(97,191)	90,534
Realized loss of derivative instruments	$(24,386)	$(83,776)

Other pronouncements

As at April 1, 2018, the Company adopted IFRS 15, Revenue from Contracts with Customers resulting in an increase in accumulated earnings attributable to shareholders as at April 1, 2018 of $20,711 from $754,639 to $775,350, and the Company also adopted IFRS 9, Financial Instruments resulting in a decrease in accumulated other comprehensive income as at April 1, 2018 of $17,863 from $91,934 to $74,071.

8.	TRADE AND OTHER RECEIVABLES, NET

(a)	Trade and other receivables

	As at	As at
	March 31, 2020	March 31, 2019
Trade account receivables, net	$241,969	$365,008
Accrued gas receivable	7,224	13,637
Net unbilled revenue	121,993	270,130
Other	32,721	56,446
	$403,907	$705,221

(b)	Aging of accounts receivable

Customer credit risk

The lifetime expected credit loss reflects Just Energy’s best estimate of losses on the accounts receivable and unbilled revenue balances. Just Energy determines the lifetime expected credit loss by using historical loss rates and forward-looking factors if applicable. Just Energy is exposed to customer credit risk on its continuing operations in Alberta, Texas, Illinois (gas), California and Ohio (electricity). Credit review processes have been implemented to perform credit evaluations of customers and manage customer default. If a significant number of customers were to default on their payments, it could have a material adverse effect on the operations and cash flows of Just Energy. Management factors default from credit risk in its margin expectations for all of the above markets.

28

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

In the remaining markets, the LDCs provide collection services and assume the risk of any bad debts owing from Just Energy’s customers for a fee that is recorded in cost of goods sold. Management believes that the risk of the LDCs failing to deliver payment to Just Energy is minimal. There is no assurance that the LDCs providing these services will continue to do so in the future.

The aging of the trade accounts receivable from the markets where the Company bears customer credit risk was as follows:

	March 31, 2020	March 31, 2019

Current	$83,431	$116,892
1–30 days	26,678	42,562
31–60 days	6,513	22,317
61–90 days	5,505	16,352
Over 90 days	35,252	100,580
	$157,379	$298,703

(c)	Allowance for doubtful accounts

Changes in the allowance for doubtful accounts related to the balances in the table above were as follows:

	March 31, 2020	March 31, 2019

Balance, beginning of year	$182,365	$60,121
Provision for doubtful accounts	80,050	192,202
Bad debts written off	(138,514)	(90,231)
Adjustment from IFRS 9 adoption	-	23,636
Foreign exchange	3,124	(3,363)
Assets classified as held for sale/sold	(81,193)	-
Balance, end of year	$45,832	$182,365

Allowance for doubtful accounts on accounts receivable	$43,127	$168,728
Allowance for doubtful accounts on unbilled revenue	2,705	13,637
Total allowance for doubtful accounts	$45,832	$182,365

29

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

9.	OTHER CURRENT AND NON-CURRENT ASSETS

		As at	As at
(a)	Other current assets	March 31, 2020	March 31, 2019
	Prepaid expenses and deposits	$55,972	$81,986
	Customer acquisition costs	77,939	71,407
	Green certificates	63,728	44,957
	Gas delivered in excess of consumption	2,393	3,121
	Inventory	3,238	4,954
		$203,270	$206,425

		As at	As at
(b)	Other non-current assets	March 31, 2020	March 31, 2019
	Customer acquisition costs	$43,686	$46,416
	Income taxes recoverable	-	3,096
	Other long-term assets	12,764	-
		$56,450	$49,512

10.	INVESTMENTS

As at March 31, 2020, Just Energy owns approximately 8% of ecobee, a private company that designs, manufactures and distributes smart thermostats. This investment is measured at and classified as fair value through profit or loss. The fair value of the investment has been determined directly from transacted/quoted prices of identical assets that are not active (Level 3 measurement). As at March 31, 2020, the fair value of the ecobee investment is $32.9 million (2019 – $32.9 million).

11.	PROPERTY AND EQUIPMENT

As at March 31, 2020

	Computer equipment	Furniture and fixtures	Premise assets	Office equipment	Leasehold improve- ments	Right- of-use assets[1]	Total
Cost:
Opening balance - April 1, 2019	$29,976	$6,701	$18,726	$16,265	$4,796	$-	$76,464
Additions	503	79	283	94	1,200	18,525	20,684
Assets held for sale	(1,365)	(276)	-	(185)	(175)	-	(2,001)
Disposals/impairment	(1,693)	-	(275)	-	(1,222)	(1,657)	(4,847)
Exchange differences	538	181	291	243	76	6	1,335
Ending balance, March 31, 2020	27,959	6,685	19,025	16,417	4,675	16,874	91,635

Accumulated depreciation:
Opening balance - April 1, 2019	(16,955)	(5,107)	(13,790)	(11,464)	(3,286)	-	(50,602)
Depreciation charge for the year	(2,927)	(438)	(996)	(2,795)	(420)	(5,670)	(13,246)
Assets held for sale	713	123	-	68	67	-	971
Disposals/impairment	-	-	-	-	-	384	384
Exchange differences	(379)	(121)	(255)	(137)	(54)	598	(348)
Ending balance, March 31, 2020	(19,548)	(5,543)	(15,041)	(14,328)	(3,693)	(4,688)	(62,841)
Net book value, March 31, 2020	$8,411	$1,142	$3,984	$2,089	$982	$12,186	$28,794

1  Refer to Note 7 for further information on the new adoption and implementation of IFRS 16.

30

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

As at March 31, 2019

	Computer equipment	Furniture and fixtures	Premise assets	Office equipment	Leasehold improve- ments	Total
Cost:
Opening balance - April 1, 2018	$22,173	$6,861	$13,238	$15,209	$4,894	$62,375
Additions	7,468	58	707	311	114	8,658
Acquisition	-	-	4,827	773	554	6,154
Assets held for sale	(5)	(4)	-	(60)	-	(69)
Retirements	-	(309)	(192)	-	(1,078)	(1,579)
Exchange differences	340	95	146	32	312	925
Ending balance, March 31, 2019	29,976	6,701	18,726	16,265	4,796	76,464

Accumulated depreciation:
Opening balance - April 1, 2018	(13,984)	(4,995)	(10,555)	(10,776)	(3,172)	(43,482)
Depreciation charge for the year	(2,835)	(178)	(3,373)	(623)	(428)	(7,437)
Assets held for sale	2	-	-	(4)	(49)	(51)
Retirements	-	127	202	-	322	651
Exchange differences	(138)	(61)	(64)	(61)	41	(283)
Ending balance, March 31, 2019	(16,955)	(5,107)	(13,790)	(11,464)	(3,286)	(50,602)
Net book value, March 31, 2019	$13,021	$1,594	$4,936	$4,801	$1,510	$25,862

12.	INTANGIBLE ASSETS

(a)	Intangible assets

As at March 31, 2020

	Goodwill	Brand	Technology[1]	Customer relationships	Sales networks and affinity relationships	Total
Cost:
Opening balance - April 1, 2019	$339,921	$34,305	$117,716	$31,250	$53,853	$577,045
Disposal of subsidiary	(13,355)	-	(8,797)	-	-	(22,152)
Additions	-	-	14,382	-	-	14,382
Impairment	(61,415)	-	(6,093)	(23,720)	-	(91,228)
Exchange differences	7,541	1,930	4,174	1,096	3,321	18,062
Ending balance, March 31, 2020	272,692	36,235	121,382	8,626	57,174	496,109

Accumulated amortization:
Opening balance - April 1, 2019	-	(100)	(49,333)	(4,469)	(50,487)	(104,389)
Disposal of subsidiary	-	-	4,513	-	-	4,513
Amortization charge for the year	-	(300)	(17,927)	(1,260)	(3,348)	(22,835)
Impairment	-	-	535	2,108	-	2,643
Exchange differences	-	-	681	(2,425)	(3,339)	(5,083)
Ending balance, March 31, 2020	-	(400)	(61,531)	(6,046)	(57,174)	(125,151)

Net book value, March 31, 2020	$272,692	$35,835	$59,851	$2,580	$-	$370,958

1 Technology includes work in progress IT projects of $5.9 million which are not being amortized until completion.

31

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

As at March 31, 2019

	Goodwill	Brand	Technology[1]	Customer relationships	Sales network and affinity relationships	Total
Cost:
Opening balance - April 1, 2018	$300,673	$30,205	$80,896	$18,027	$51,963	$481,764
Acquisition	40,630	3,000	-	12,600	-	56,230
Assets held for sale	-	-	(2,456)	-	-	(2,456)
Additions/adjustment	-	-	38,383	-	-	38,383
Exchange differences	(1,382)	1,100	893	623	1,890	3,124
Ending balance, March 31, 2019	339,921	34,305	117,716	31,250	53,853	577,045

Accumulated amortization:
Opening balance - April 1, 2018	-	-	(36,309)	(1,309)	(42,220)	(79,838)
Assets held for sale	-	-	20	-	-	20
Amortization charge for the year	-	(100)	(14,927)	(1,018)	(6,610)	(22,655)
Exchange differences	-	-	1,883	(2,142)	(1,657)	(1,916)
Ending balance, March 31, 2019	-	(100)	(49,333)	(4,469)	(50,487)	(104,389)
Net book value, March 31, 2019	$339,921	$34,205	$68,383	$26,781	$3,366	$472,656

1 Technology includes work in progress IT projects of $27.3 million which are not being amortized until completion.

The capitalized internally developed costs relate to the development of new customer billing and analysis software solutions for the different energy markets of Just Energy. All research costs and development costs, not eligible for capitalization have been expensed and are recognized in administrative expenses.

(b)	Impairment testing of goodwill and intangible assets with indefinite lives

Goodwill acquired through business combinations and intangible assets with indefinite lives have been allocated to one of two operating segments. These segments are Consumer and Commercial. The goodwill associated with the Filter Group acquisition was allocated to the Consumer segment for the purposes of impairment testing as at March 31, 2020.

Just Energy considers the relationship between its market capitalization and its book value, among other factors, when reviewing for indicators of impairment.

Intangibles

Impairment losses were recognized on definite-lived intangible assets for Filter Group, EdgePower and certain Just Energy IT project in the amounts of $8.5 million, $14.7 million and $3.9 million, respectively. The impairment amounts were included in the consolidated statements of loss. The operations of Filter Group and EdgePower are considered individual CGUs for purposes of the intangible asset impairment tests. The impairment for Filter Group and on certain Just Energy IT projects were recorded to the Consumer segment and the impairment for EdgePower was recorded to the Commercial segment. Intangible assets are reviewed annually for any indicators of impairment. Indicators of impairment were evident for EdgePower, Filter Group and the specific IT projects given the performance of those businesses relative to the original expectations and the strategic decision not to continue developing those businesses and projects to focus on the core commodity business.

32

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

For Filter Group, the recoverable amount for purposes of impairment testing was $8.7 million and represents the estimated value-in-use. The-value-in use was calculated using the present value of estimated future cash flows applying an appropriate risk-adjusted rate. Internal operating forecasts and budgets were used to estimate future cash flows. Discount rates were derived using a capital asset pricing model and analyzing published rates for industries relevant to the Company’s reporting units to estimate the cost of financing.

For EdgePower, a one-year internal operating forecast was reviewed, and it was determined that the business unit had a negligible recoverable value. The recoverable amount was compared to the carrying value of the CGU and an impairment was recorded for the difference. The impairment amount was fully absorbed by the carrying value of the intangible assets.

Goodwill

Goodwill is tested annually for impairment at the level of the two operating segments at which the Company’s operations are monitored by the chief operational decision maker. The segments are identified in Note 17. Goodwill is also tested for impairment whenever events or circumstances occur which could potentially reduce the recoverable amount of one or more of the segments below its carrying value. For the year ended March 31, 2020, an impairment loss was recognized on the goodwill of the Commercial segment in the amount of $61.4 million as the carrying value exceeded the recoverable amount. The impairment amount was included on the consolidated statements of loss. An impairment loss was not recognized for the Consumer segment as its recoverable value exceeded its carrying value.

The recoverable amount for purposes of impairment testing for the Commercial segment was $122.1 million and represents the estimated value-in-use. The value-in-use was calculated using the present value of estimated future cash flows applying an appropriate risk-adjusted rate to internal operating forecasts. Management believes that the forecasted cash flows generated based on operating forecasts is the appropriate basis upon which to assess goodwill and individual assets for impairment. The value-in-use calculation has been prepared solely for the purposes of determining whether the goodwill balance was impaired. Estimated future cash flows were prepared based on certain assumptions prevailing at the time of the test. The actual outcomes may differ from the assumptions made.

The period included in the estimated future cash flows for the Commercial segment include five years of the operating plans plus an estimated terminal value beyond the five years driven by historical and forecasted trends. Discount rates were derived using a capital asset pricing model and by analyzing published rates for industries relevant to the Company’s reporting units to estimate the cost of financing. A discount rate of 12.5% was used to determine the estimated value-in-use.

The key assumptions used in determining the value-in-use of the Commercial segment include historical attrition and renewal rates. These rates are considered a key assumption in the estimate and could materially impact the results if the outcome differed significantly from the actual results. If the actual results differ significantly from the estimates with regards to these rates, it could also materially impact supply cost due to adjustments, either increases or decreases, to supply commitments. Estimates of future collections are consistent with recent performance and assumes continuation of enrollment controls and processes put in place during fiscal year 2020. The underlying growth rate is driven by sales forecast, consistent with recent historical performance and taking into considerations sales channels and strategies in place today. Customer acquisition costs included in the forecast are consistent with current trends taking into account today’s competitive environment. Cost to operate represents management’s best estimate of future cost to operate. Sensitivities to different variables have been estimated using certain simplifying assumptions.

33

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Sensitivities to different variables have been estimated using certain assumptions. Changes in those assumptions could have a significant impact on the calculation of impairment. For example, an increase in the discount rate of 0.5% would result in an increase in the impairment amount of approximately $6.0 million. A decrease of 0.5% in the terminal growth rate used for the period beyond the operating plan would result in an increase in the impairment amount of approximately $3.0 million. A 10% decline in the renewal rate used to estimate the cash flows in the operating plan would increase the impairment amount by approximately $7.0 million.

The resulting carrying value after the recognition of the goodwill impairment was reconciled to the market capitalization at March 31, 2020, based on the Company’s share price at March 31, 2020, and consideration of the capital structure of the Company.

Other

In addition to the above impairments, approximately $3.9 million in property and equipment, net, prepaid expenses as well as inventory were impaired.

13.	FINANCIAL INSTRUMENTS

(a)	Fair value of derivative financial instruments and other

The fair value of financial instruments is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price). Management has estimated the value of financial swaps, physical forwards and option contracts for electricity, natural gas, carbon and renewable energy certificates, and generation and transmission capacity contracts using a discounted cash flow method, which employs market forward curves that are either directly sourced from third parties or developed internally based on third-party market data. These curves can be volatile, thus leading to volatility in the mark to market with no immediate impact to cash flows. Gas options and green power options have been valued using the Black option pricing model using the applicable market forward curves and the implied volatility from other market traded options. Management periodically uses non-exchange-traded swap agreements based on cooling degree days (“CDDs”) and heating degree days (“HDDs”) measured in its utility service territories to reduce the impact of weather volatility on Just Energy’s electricity volumes, commonly referred to as “weather derivatives”. The fair value of these swaps on a given measurement station indicated in the derivative contract is determined by calculating the difference between the agreed strike and expected variable observed at the same station.

The following table illustrates unrealized gains (losses) related to Just Energy’s derivative financial instruments classified as fair value through profit or loss and recorded on the consolidated statements of financial position as fair value of derivative financial assets and fair value of derivative financial liabilities, with their offsetting values recorded in unrealized loss in fair value of derivative instruments and other on the consolidated statements of loss.

34

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

	Year Ended	Year Ended
	March 31, 2020	March 31, 2019
Physical forward contracts and options (i)	$(130,182)	$(116,350)
Financial swap contracts and options (ii)	(62,612)	39,832
Foreign exchange forward contracts	9,055	72
Share swap (iii)	(9,581)	(3,507)
6.5% convertible bond conversion feature	-	247
Unrealized foreign exchange on 6.5% convertible bond	(18,132)	(8,061)
Weather derivatives	(229)	7,796
Other derivative options	(1,736)	(7,488)
Unrealized loss of derivative instruments and other	$(213,417)	$(87,459)

The following table summarizes certain aspects of the fair value of derivative financial assets and liabilities recorded in the consolidated statement of financial position as at March 31, 2020:

	Financial assets (current)	Financial assets (non-current)	Financial liabilities (current)	Financial liabilities (non-current)

Physical forward contracts and options (i)	$24,549	$17,673	$57,461	$51,836
Financial swap contracts and options (ii)	6,915	1,492	53,917	24,432
Foreign exchange forward contracts	4,519	3,036	-	-
Weather derivatives (iii)	-	-	280	-
Other derivative options	370	6,591	1,780	-
As at March 31, 2020	$36,353	$28,792	$113,438	$76,268

The following table summarizes certain aspects of the fair value of derivative financial assets and liabilities recorded in the consolidated statement of financial position as at March 31, 2019:

	Financial assets (current)	Financial assets (non-current)	Financial liabilities (current)	Financial liabilities (non-current)

Physical forward contracts and options	$115,483	$7,237	$49,601	$50,174
Financial swap contracts and options	18,212	1,876	16,142	8,583
Foreign exchange forward contracts	-	56	1,555	-
Share swap	-	-	11,907	-
Other derivative options	10,817	86	182	4,901
As at March 31, 2019	$144,512	$9,255	$79,387	$63,658

35

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Below is a summary of the financial instruments classified through profit or loss as at March 31, 2020, to which Just Energy has committed:

(i) Physical forward contracts and options consist of:

•	Electricity contracts with a total remaining volume of 32,588,054 MWh, a weighted average price of $50.95/MWh and expiry dates up to December 31, 2029.

•	Natural gas contracts with a total remaining volume of 95,484,292 GJs, a weighted average price of $2.50/GJ and expiry dates up to October 31, 2025.

•	Renewable energy certificates (“RECs”) with a total remaining volume of 3,700,688 MWh, a weighted average price of $40.86/REC and expiry dates up to December 31, 2028.

•	Electricity generation capacity contracts with a total remaining volume of 2,439 MWCap, a weighted average price of $6,682.09/MWCap and expiry dates up to May 31, 2024.

•	Ancillary contracts with a total remaining volume of 297,045 MWh, a weighted average price of $24.64/MWh and expiry dates up to December 31, 2020.

(ii) Financial swap contracts and options consist of:

•	Electricity contracts with a total remaining volume of 13,204,320 MWh, an average price of $45.70/MWh and expiry dates up to December 31, 2024.

•	Natural gas contracts with a total remaining volume of 117,195,060 GJs, an average price of $3.39/GJ and expiry dates up to December 31, 2025.

•	Electricity generation capacity contracts with a total remaining volume of 21 MWCap, a weighted average price of $209,152.32/MWCap and expiry dates up to October 31, 2020.

•	Ancillary contracts with a total remaining volume of 396,060 MWh, a weighted average price of $23.23/MWh and expiry dates up to December 31, 2020.

(iii) Weather derivatives consist of:

•	HDD natural gas swaps with price strikes ranging from US$1.75 to US$7.35/MmBTU and temperature strikes ranging by location from 1,051 to 5,059 HDD and an expiry date of March 31, 2021.

•	HDD natural gas swaps with price strikes to be set on futures index and temperature strikes ranging by location from 1,051 to 5,059 HDD and an expiry date of March 31, 2022.

Share swap agreement

Just Energy had entered into a share swap agreement to manage the volatility associated with the Company’s restricted share grants and deferred share grants plans. The value, on inception, of the 2,500,000 shares under this share swap agreement was approximately $33,803. On August 22, 2018, Just Energy reduced the notional value of the share swap to $23,803 through a payment of $10,000 and renewed the share swap agreement for an additional year. On March 31, 2020, the share swap agreement expired and settled. Net monthly settlements received (paid) under the share swap agreement are recorded in other loss.

These derivative financial instruments create a credit risk for Just Energy since they have been transacted with a limited number of counterparties. Should any counterparty be unable to fulfill its obligations under the contracts, Just Energy may not be able to realize the financial assets’ balance recognized in the consolidated financial statements.

36

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Fair value (“FV”) hierarchy of derivatives

Level 1

The fair value measurements are classified as Level 1 in the FV hierarchy if the fair value is determined using quoted unadjusted market prices. Currently there are no derivatives carried in this level.

Level 2

Fair value measurements that require observable inputs other than quoted prices in Level 1, either directly or indirectly, are classified as Level 2 in the FV hierarchy. This could include the use of statistical techniques to derive the FV curve from observable market prices. However, in order to be classified under Level 2, significant inputs must be directly or indirectly observable in the market. Just Energy values its New York Mercantile Exchange (“NYMEX”) financial gas fixed-for-floating swaps under Level 2.

Level 3

Fair value measurements that require unobservable market data or use statistical techniques to derive forward curves from observable market data and unobservable inputs are classified as Level 3 in the FV hierarchy. For the power supply contracts, Just Energy uses quoted market prices as per available market forward data and applies a price-shaping profile to calculate the monthly prices from annual strips and hourly prices from block strips for the purposes of mark to market calculations. The profile is based on historical settlements with counterparties or with the system operator and is considered an unobservable input for the purposes of establishing the level in the FV hierarchy. For the natural gas supply contracts, Just Energy uses three different market observable curves: (i) Commodity (predominately NYMEX), (ii) Basis and (iii) Foreign exchange. NYMEX curves extend for over five years (thereby covering the length of Just Energy’s contracts); however, most basis curves extend only 12 to 15 months into the future. In order to calculate basis curves for the remaining years, Just Energy uses extrapolation, which leads natural gas supply contracts to be classified under Level 3.

Weather derivatives are non-exchange-traded financial instruments used as part of a risk management strategy to mitigate the impact adverse weather conditions have on gross margin. The fair values of the derivatives are determined using an internally developed model that relies upon both observable inputs and significant unobservable inputs. Accordingly, the fair values of these derivatives are classified as Level 3. Market and contractual inputs to these models vary by contract type and would typically include notional amounts, reference weather stations, strike prices, temperature strike values, terms to expiration, historical weather data and historical commodity prices. The historical weather data and commodity prices were utilized to value the expected payouts with respect to weather derivatives and, as a result, are the most significant assumptions contributing to the determination of fair value estimates, and changes in these inputs can result in a significantly higher or lower fair value measurement.

For the share swap agreement, Just Energy uses a forward interest rate curve along with a volume weighted average share price to model out its value. As the inputs have no observable market, it is classified as Level 3.

Just Energy’s accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer.

37

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Fair value measurement input sensitivity

The main cause of changes in the fair value of derivative instruments is changes in the forward curve prices used for the fair value calculations. Just Energy provides a sensitivity analysis of these forward curves under the “Market risk” section of this note. Other inputs, including volatility and correlations, are driven off historical settlements.

The following table illustrates the classification of derivative financial assets (liabilities) in the FV hierarchy as at March 31, 2020:

	Level 1	Level 2	Level 3	Total
Derivative financial assets	$-	$-	$65,145	$65,145
Derivative financial liabilities	-	(38,676)	(151,030)	(189,706)
Total net derivative financial assets (liabilities)	$-	$(38,676)	$(85,885)	$(124,561)

The following table illustrates the classification of derivative financial assets (liabilities) in the FV hierarchy as at March 31, 2019:

	Level 1	Level 2	Level 3	Total
Derivative financial assets	$-	$-	$153,767	$153,767
Derivative financial liabilities	-	(6,588)	(136,457)	(143,045)
Total net derivative financial assets (liabilities)	$-	$(6,588)	$17,310	$10,722

Commodity price sensitivity – Level 3 derivative financial instruments

If the energy prices associated with only Level 3 derivative financial instruments including natural gas, electricity, verified emission-reduction credits and RECs had risen (fallen) by 10%, assuming that all of the other variables had remained constant, profit (loss) before income taxes for the year ended March 31, 2020 would have increased (decreased) by $191,556 ($190,308), primarily as a result of the change in fair value of Just Energy’s derivative financial instruments.

Key assumptions used when determining the significant unobservable inputs for all commodity supply contracts included in Level 3 of the FV hierarchy consist of up to 5% price extrapolation to calculate monthly prices that extend beyond the market observable 12- to 15-month forward curve.

The following table illustrates the changes in net fair value of financial assets (liabilities) classified as Level 3 in the FV hierarchy for the following periods:

	Year ended	Year ended
	March 31, 2020	March 31, 2019
Balance, beginning of year	$17,310	$166,364
Total gains	(3,822)	19,644
Purchases	(43,663)	11,502
Sales	14,549	(25,575)
Settlements	(70,259)	(154,625)
Balance, end of year	$(85,885)	$17,310

38

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

(b)	Classification of non-derivative financial assets and liabilities

As at March 31, 2020 and March 31, 2019, the carrying value of cash and cash equivalents, bank overdraft, restricted cash, trade and other receivables, and trade and other payables approximates their fair value due to their short-term nature.

Long-term debt recorded at amortized cost has a fair value as at March 31, 2020 of $596.2 million (March 31, 2019 - $740.6 million) and the interest payable on outstanding amounts is at rates that vary with bankers’ acceptances, London Interbank Offering Rate (“LIBOR”), Canadian bank prime rate or U.S. prime rate, with the exceptions of the 8.75% loan, 6.75% $100M convertible debentures, 6.75% $160M convertible debentures and 6.5% convertible bonds, which are fair valued based on market value. The 6.75% $100M convertible debentures, 6.75% $160M convertible debentures and 6.5% convertible bonds are classified as Level 1 in the FV hierarchy.

The risks associated with Just Energy’s financial instruments are as follows:

(i)	Market risk

Market risk is the potential loss that may be incurred as a result of changes in the market or fair value of a particular instrument or commodity. Components of market risk to which Just Energy is exposed are discussed below.

Foreign currency risk

Foreign currency risk is created by fluctuations in the fair value or cash flows of financial instruments due to changes in foreign exchange rates and exposure as a result of investments in U.S. operations.

The performance of the Canadian dollar relative to the U.S. dollar could positively or negatively affect Just Energy’s income, as a portion of Just Energy’s income is generated in U.S. dollars and is subject to currency fluctuations upon translation to Canadian dollars. Due to its growing operations in the U.S., Just Energy expects to have a greater exposure to foreign currency fluctuations in the future than in prior years. Just Energy has economically hedged between 50% and 100% of forecasted cross-border cash flows that are expected to occur within the next 12 months and between 0% and 50% of certain forecasted cross-border cash flows that are expected to occur within the following 13 to 24 months. The level of economic hedging is dependent on the source of the cash flows and the time remaining until the cash repatriation occurs.

Just Energy may, from time to time, experience losses resulting from fluctuations in the values of its foreign currency transactions, which could adversely affect its operating results. Translation risk is not hedged.

With respect to translation exposure, if the Canadian dollar had been 5% stronger or weaker against the U.S. dollar for the year ended March 31, 2020, assuming that all the other variables had remained constant, loss for the year ended March 31, 2020 would have been $6.5 million lower/higher and OCI would have been $10.3 million lower/higher.

39

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Interest rate risk

Just Energy is only exposed to interest rate fluctuations associated with its floating rate credit facility. Just Energy’s current exposure to interest rates does not economically warrant the use of derivative instruments. Just Energy’s exposure to interest rate risk is relatively immaterial and temporary in nature. Just Energy does not currently believe that its long-term debt exposes the Company to material interest rate risks but has set out parameters to actively manage this risk within its Risk Management Policy.

A 1% increase (decrease) in interest rates would have resulted in an increase (decrease) of approximately $2,413 in profit (loss) before income taxes for the year ended March 31, 2020 (March 31, 2019 - $1,939).

Commodity price risk

Just Energy is exposed to market risks associated with commodity prices and market volatility where estimated customer requirements do not match actual customer requirements. Management actively monitors these positions on a daily basis in accordance with its Risk Management Policy. This policy sets out a variety of limits, most importantly thresholds for open positions in the gas and electricity portfolios, which also feed a value at risk limit. Should any of the limits be exceeded, they are closed expeditiously or express approval to continue to hold is obtained. Just Energy’s exposure to market risk is affected by a number of factors, including accuracy of estimation of customer commodity requirements, commodity prices, volatility and liquidity of markets. Just Energy enters into derivative instruments in order to manage exposures to changes in commodity prices. The derivative instruments that are used are designed to fix the price of supply for estimated customer commodity demand and thereby fix margins. Derivative instruments are generally transacted over the counter. The inability or failure of Just Energy to manage and monitor the above market risks could have a material adverse effect on the operations and cash flows of Just Energy. Just Energy mitigates the exposure to variances in customer requirements that are driven by changes in expected weather conditions through active management of the underlying portfolio, which involves, but is not limited to, the purchase of options including weather derivatives. Just Energy’s ability to mitigate weather effects is limited by the degree to which weather conditions deviate from normal.

Commodity price sensitivity – all derivative financial instruments

If all the energy prices associated with derivative financial instruments including natural gas, electricity, verified emission-reduction credits and RECs had risen (fallen) by 10%, assuming that all of the other variables had remained constant, profit (loss) before income taxes for the year ended March 31, 2020 would have increased (decreased) by $183,752 ($182,504), primarily as a result of the change in fair value of Just Energy’s derivative financial instruments.

For information on credit risk, refer to Note 8.

(ii)	Liquidity risk

Liquidity risk is the potential inability to meet financial obligations as they fall due. Just Energy manages this risk by monitoring detailed daily cash flow forecasts covering a rolling 13-week period, cash forecasts for the next 12 months and quarterly forecasts for the following two-year period to ensure adequate and efficient use of cash resources and credit facilities.

40

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

The following are the contractual maturities, excluding interest payments, reflecting undiscounted disbursements of Just Energy’s financial liabilities:

As at March 31, 2020:

	Carrying	Contractual	Less than			More than
	amount	cash flows	1 year	1–3 years	4–5 years	5 years
Trade and other payables	$685,665	$685,665	$685,665	$-	$-	$-
Long-term debt[1]	782,003	827,284	255,129	263,800	308,355	-
Gas, electricity and non-commodity contracts	189,706	3,088,524	1,463,615	1,200,713	322,590	101,606
	$1,657,374	$4,601,473	$2,404,409	$1,464,513	$630,945	$101,606

1 Included in long-term debt are the 6.75% $100M convertible debentures, 6.75% $160M convertible debentures and 6.5% convertible bonds, which may be settled through the issuance of shares at the option of the holder or Just Energy upon maturity.

In addition to the amounts noted above, as at March 31, 2020, the contractual net interest payments over the term of the long-term debt with scheduled repayment terms are as follows:

	Less than 1 year	1–3 years	4–5 years	More than 5 years
Interest payments	$44,067	$75,911	$12,773	$-

(iii)	Physical supplier risk

Just Energy purchases the majority of the gas and electricity delivered to its customers through long-term contracts entered into with various suppliers. Just Energy has an exposure to supplier risk as the ability to continue to deliver gas and electricity to its customers is reliant upon the ongoing operations of these suppliers and their ability to fulfill their contractual obligations. As at March 31, 2020, Just Energy has applied an adjustment factor to determine the fair value of its financial instruments in the amount of $23,887 (March 31, 2019 - $8,307) to accommodate for its counterparties’ risk of default.

(iv)	Counterparty credit risk

Counterparty credit risk represents the loss that Just Energy would incur if a counterparty fails to perform under its contractual obligations. This risk would manifest itself in Just Energy replacing contracted supply at prevailing market rates, thus impacting the related customer margin. Counterparty limits are established within the Risk Management Policy. Any exceptions to these limits require approval from the Board of Directors of Just Energy. The Risk Department and Risk Committee monitor current and potential credit exposure to individual counterparties and also monitor overall aggregate counterparty exposure. However, the failure of a counterparty to meet its contractual obligations could have a material adverse effect on the operations and cash flows of Just Energy.

41

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

As at March 31, 2020, the estimated counterparty credit risk exposure amounted to $65,145 (March 31, 2019 - $153,767), representing the risk relating to Just Energy’s exposure to derivatives that are in an asset position.

14.	TRADE AND OTHER PAYABLES

	As at	As at
	March 31, 2020	March 31, 2019
Commodity suppliers' accruals and payables (as restated per Note 5)	$414,581	$548,098
Green provisions and repurchase obligations	103,245	146,454
Sales tax payable	19,706	22,969
Non-commodity trade accruals and accounts payable	117,473	99,264
Current portion of payable to former joint venture partner	18,194	22,625
Accrued gas payable	3,295	12,937
Other payables	9,171	17,736
	$685,665	$870,083

15.	DEFERRED REVENUE

	Year ended	Year ended
	March 31, 2020	March 31, 2019
Balance, beginning of year	$43,228	$38,710
Additions to deferred revenue	7,499	569,880
Revenue recognized during the year	(10,726)	(563,922)
Foreign exchange impact	352	(1,440)
Liabilities classified as held for sale/sold	(39,501)	-
Balance, end of year	$852	$43,228

U.K. operations had substantially all of its revenue flowing through deferred revenue. The change for 2020 was substantially related to operations sold during the year.

42

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

16.	LONG-TERM DEBT AND FINANCING

	Maturity	March 31, 2020	March 31, 2019
Credit facility (a)	September 1, 2020	$236,389	$201,577
Less: Debt issue costs (a)		(1,644)	(1,824)
Filter Group financing (b)	October 25, 2023	9,690	17,577
8.75% loan (c)	September 12, 2023	280,535	240,094
6.75% $100M convertible debentures (d)	March 31, 2023	90,187	87,520
6.75% $160M convertible debentures (e)	December 31, 2021	153,995	150,945
6.5% convertible bonds (f)	December 31, 2020	12,851	29,483
		782,003	725,372
Less: Current portion		(253,485)	(479,101)
		$528,518	$246,271

Future annual minimum principal repayments are as follows:

	Less than 1 year	1–3 years	4–5 years	Total

Credit facility (a)	$236,389	$-	$-	$236,389
Filter Group financing (b)	5,889	3,800	1	9,690
8.75% loan (c)	-	-	308,354	308,354
6.75% $100M convertible debentures (d)	-	100,000	-	100,000
6.75% $160M convertible debentures (e)	-	160,000	-	160,000
6.5% convertible bonds (f)	12,851	-	-	12,851
	$255,129	$263,800	$308,355	$827,284

The details for long-term debt are as follows:

	As at April 1, 2019	Cash inflows (outflows)	Foreign exchange	Non-cash changes	As at March 31, 2020

Credit facility (a)	$199,753	$34,812	$-	$180	$234,745
Filter Group financing (b)	17,577	(7,887)	-	-	9,690
8.75% loan (c)	240,094	17,163	17,613	5,665	280,535
6.75% $100M convertible debentures (d)	87,520	-	-	2,667	90,187
6.75% $160M convertible debentures (e)	150,945	-	-	3,050	153,995
6.5% convertible bonds (f)	29,483	(17,370)	518	220	12,851
	$725,372	$26,718	$18,131	$11,782	$782,003
Less: Current portion	(479,101)	-	-	-	(253,485)
	$246,271				$528,518

43

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

	As at April 1, 2018	Cash inflows (outflows)	Foreign exchange	Non-cash changes	As at March 31, 2019

Credit facility (a)	$121,451	$77,638	$-	$664	$199,753
Filter Group financing (b)	-	17,577	-	-	17,577
8.75% loan (c)	-	236,934	4,553	(1,393)	240,094
6.75% $100M convertible debentures (d)	85,760	-	-	1,760	87,520
6.75% $160M convertible debentures (e)	148,146	-	-	2,799	150,945
6.5% convertible bonds (f)	188,147	(169,333)	3,508	7,161	29,483
	$543,504	$162,816	$8,061	$10,991	$725,372
Less: Current portion	(121,451)	-	-	-	(479,101)
	$422,053				$246,271

The following table details the finance costs for the year ended March 31. Interest is expensed based on the effective interest rate.

	2020	2019
Credit facility (a)	$23,736	$20,715
Filter Group financing (b)	1,793	875
8.75% loan (c)	35,089	8,999
6.75% $100M convertible debentures (d)	9,417	8,819
6.75% $160M convertible debentures (e)	13,850	13,598
6.5% convertible bonds (f)	2,746	18,387
Supplier finance and others (g)	20,314	16,386
	$106,945	$87,779

(a)	As of April 18, 2018, the Company had renegotiated an agreement with a syndicate of lenders that includes Canadian Imperial Bank of Commerce (“CIBC”), National Bank of Canada (“National”), HSBC Bank Canada, JPMorgan Chase Bank N.A., Alberta Treasury Branches, Canadian Western Bank and Morgan Stanley Senior Funding, Inc., a subsidiary of Morgan Stanley Bank N.A. The agreement extended Just Energy’s credit facility for an additional two years to September 1, 2020. The facility size was increased to $352.5 million from $342.5 million, with an accordion for Just Energy to draw up to $370 million. On June 28, 2019, the Company exercised its option to access the amounts relating to the accordion agreement as part of the credit facility. Certain principal amount outstanding under the letter of credit facility is guaranteed by Export Development Canada under its Account Performance Security Guarantee Program. The Company amended its senior secured credit facility to increase the senior debt to EBITDA covenant ratio from 1.50:1 to 2.15:1 and the total debt to EBITDA covenant ratio from 3.50:1 to 4.00:1 for the fourth quarter of fiscal 2020. As at March 31, 2020, the Company was compliant with all of these covenants.

Interest is payable on outstanding loans at rates that vary with Bankers’ Acceptance rates, LIBOR, Canadian bank prime rate or U.S. prime rate. Under the terms of the operating credit facility, Just Energy is able to make use of Bankers’ Acceptances and LIBOR advances at stamping fees of 3.750%. Prime rate advances are at a rate of bank prime (Canadian bank prime rate or U.S. prime rate) plus 2.750% and letters of credit are at a rate of 3.750%. Interest rates are adjusted quarterly based on certain financial performance indicators.

44

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

As at March 31, 2020, the Canadian prime rate was 2.45% and the U.S. prime rate was 3.25%. As at March 31, 2020, $236.4 million has been drawn against the facility and total letters of credit outstanding as of March 31, 2020 amounted to $72.5 million (March 31, 2019 - $94.0 million). As at March 31, 2020, Just Energy has $61.1 million of the facility remaining for future working capital and/or security requirements. Just Energy’s obligations under the credit facility are supported by guarantees of certain subsidiaries and affiliates and secured by a general security agreement and a pledge of the assets and securities of Just Energy and the majority of its operating subsidiaries and affiliates excluding, primarily, the Barbados, Ireland, Japan and German operations. Just Energy is required to meet a number of financial covenants under the credit facility agreement.

(b)	Filter Group, which was acquired on October 1, 2018, has an outstanding loan payable to Home Trust Company (“HTC”). The loan is a result of factoring receivables to finance the cost of rental equipment over a period of three to five years with HTC and bears interest at 8.99% per annum. Principal and interest are repayable on a monthly basis.

(c)	On September 12, 2018, Just Energy entered into a US$250 million non-revolving multi-draw senior unsecured term loan facility (the “8.75% loan”) with Sagard Credit Partners, LP and certain funds managed by a leading U.S.-based global fixed income asset manager. The 8.75% loan bears interest at 8.75% per annum payable semi-annually in arrears on June 30 and December 31 in each year plus fees and will mature on September 12, 2023. Counterparties were issued 7.5 million warrants at a strike price of $8.56 each, convertible to one Just Energy common stock. The value of these warrants has been assessed as nominal. The 8.75% loan has three tranches. The first tranche of US$50 million is earmarked for general corporate purposes, including to pay down Just Energy's credit facility. The second tranche of US$150 million is earmarked towards the settlement of Just Energy's 6.5% convertible bonds. The third tranche of US$50 million is earmarked for investments and future acquisitions. As of March 31, 2020, US$207.0 million was drawn from the 8.75% loan. On July 29, 2019, the Company drew US$7.0 million from the second tranche and US$7.0 million from the third tranche. The US$14 million draws were secured by a personal guarantee from a director of the Company. At March 31, 2020 the Company has US$43.0 million available under the facility to draw, earmarked for investments and future acquisitions. The Company has amended the covenants on its senior unsecured term loan facility to increase the senior debt to EBITDA covenant ratio from 1.65:1 to 2.30:1 and the total debt to EBITDA covenant from 3.50:1 to 4.25:1 for the fourth quarter of fiscal 2020. As at March 31, 2020 the Company was compliant with all of these covenants.

(d)	On February 22, 2018, Just Energy issued $100 million of convertible unsecured senior subordinated debentures (the “6.75% $100 million convertible debentures”). The 6.75% $100 million convertible debentures bear interest at an annual rate of 6.75%, payable semi-annually in arrears on March 31 and September 30 in each year and have a maturity date of March 31, 2023. Each $1,000 principal amount of the 6.75% $100 million convertible debentures is convertible at the option of the holder at any time prior to the close of business on the earlier of the maturity date and the last business day immediately preceding the date fixed for redemption into 112.3596 common shares of Just Energy, representing a conversion price of $8.90, subject to certain anti-dilution provisions. Holders who convert their debentures will receive accrued and unpaid interest for the period from and including the date of the latest interest payment up to, but excluding, the date of conversion.

45

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

The 6.75% $100 million convertible debentures will not be redeemable at the option of the Company on or before March 31, 2021. After March 31, 2021 and prior to March 31, 2022, the 6.75% $100 million convertible debentures may be redeemed in whole or in part from time to time at the option of the Company on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to their principal amount plus accrued and unpaid interest, provided that the weighted average trading price of the common shares of Just Energy on the Toronto Stock Exchange (“TSX”) for the 20 consecutive trading days ending five trading days preceding the date on which the notice of redemption is given is at least 125% of the conversion price. On or after March 31, 2022, the 6.75% $100 million convertible debentures may be redeemed in whole or in part from time to time at the option of the Company on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to their principal amount plus accrued and unpaid interest.

The conversion feature of the 6.75% $100 million convertible debentures has been accounted for as a separate component of shareholders’ deficit in the amount of $9.7 million. Upon initial recognition of the convertible debentures, Just Energy recorded a deferred income tax liability of $2.6 million and reduced the equity component of the convertible debentures by this amount. The remainder of the net proceeds of the 6.75% $100 million convertible debentures has been recorded as long-term debt, which is being accreted up to the face value of $100 million over the term of the 6.75% $100 million convertible debentures using an effective interest rate of 10.7%. If the 6.75% $100 million convertible debentures are converted into common shares, the value of the conversion will be reclassified to share capital along with the principal amount converted. No amounts of the 6.75% $100 million convertible debentures have been converted or redeemed as at March 31, 2020.

(e)	On October 5, 2016, Just Energy issued $160 million of convertible unsecured senior subordinated debentures (the “6.75% $160 million convertible debentures”). The 6.75% $160 million convertible debentures bear interest at an annual rate of 6.75%, payable semi-annually in arrears on June 30 and December 31 in each year and have a maturity date of December 31, 2021. Each $1,000 principal amount of the 6.75% $160 million convertible debentures is convertible at the option of the holder at any time prior to the close of business on the earlier of the maturity date and the last business day immediately preceding the date fixed for redemption into 107.5269 common shares of Just Energy, representing a conversion price of $9.30, subject to certain anti-dilution provisions. Holders who convert their debentures will receive accrued and unpaid interest for the period from and including the date of the latest interest payment up to, but excluding, the date of conversion.

The 6.75% $160 million convertible debentures will not be redeemable at the option of the Company on or before December 31, 2019. After December 31, 2019 and prior to December 31, 2020, the 6.75% $160 million convertible debentures may be redeemed in whole or in part from time to time at the option of the Company on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to their principal amount plus accrued and unpaid interest, provided that the weighted average trading price of the common shares of Just Energy on the TSX for the 20 consecutive trading days ending five trading days preceding the date on which the notice of redemption is given is at least 125% of the conversion price. On or after December 31, 2020, the 6.75% $160 million convertible debentures may be redeemed in whole or in part from time to time at the option of the Company on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to their principal amount plus accrued and unpaid interest.

46

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

The conversion feature of the 6.75% $160 million convertible debentures has been accounted for as a separate component of shareholders’ deficit in the amount of $8.0 million. Upon initial recognition of the convertible debentures, Just Energy recorded a deferred income tax liability of $2.1 million and reduced the equity component of the convertible debentures by this amount. The remainder of the net proceeds of the 6.75% $160 million convertible debentures has been recorded as long-term debt, which is being accreted up to the face value of $160 million over the term of the 6.75% $160 million convertible debentures using an effective interest rate of 9.1%. If the 6.75% $160 million convertible debentures are converted into common shares, the value of the conversion will be reclassified to share capital along with the principal amount converted. No amounts of the 6.75% $160 million convertible debentures have been converted or redeemed as at March 31, 2020.

(f)	On January 29, 2014, Just Energy issued US$150 million of European-focused senior convertible unsecured convertible bonds (the “6.5% convertible bonds”). The 6.5% convertible bonds bear interest at an annual rate of 6.5%, payable semi-annually in arrears in equal installments on January 29 and July 29 in each year and have a maturity date of July 29, 2019.

A conversion right in respect of a bond could have been exercised, at the option of the holder thereof, at any time from May 30, 2014 to July 7, 2019, and was not. The initial conversion price is US$9.3762 per common share (being C$10.2819) but is subject to adjustments. In the event of the exercise of a conversion right, the Company may, at its option, subject to applicable regulatory approval and provided no event of default has occurred and is continuing, elect to satisfy its obligation in cash equal to the market value of the underlying shares to be received.

As a result of the debt being denominated in a different functional currency than that of Just Energy, the conversion feature is recorded as a financial liability instead of a component of equity. Therefore, the conversion feature of the 6.5% convertible bonds has been accounted for as a separate financial liability with an initial value of US$8.5 million. The remainder of the net proceeds of the 6.5% convertible bonds has been recorded as long-term debt, which is being accreted up to the face value of $150.0 million over the term of the 6.5% convertible bonds using an effective interest rate of 8.8%. At each reporting period, the conversion feature is recorded at fair value with changes in fair value recorded through profit or loss. On July 29, 2019, the Company redeemed US$13.2 million of the 6.5% convertible bonds. The remaining lenders of $9.2 million of the 6.5% convertible bonds elected to extend the maturity date of the bonds from July 29, 2019 to December 31, 2020, pursuant to an option offered by the Company announced on July 17, 2019.

(g)	Supplier finance and other costs for the year ended March 31, 2020 primarily consists of charges for extended payment terms.

As described within Note 3 of these consolidated financial statements, the Company has presented a Recapitalization plan which, if implemented, will impact the future payments and amounts with respect to its outstanding debt and interest payments.

17.	REPORTABLE BUSINESS SEGMENTS

Just Energy’s reportable segments are the Consumer segment and the Commercial segment.

The chief operating decision maker monitors the operational results of the consumer and commercial segments for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on certain non-IFRS measures such as base gross margin.

Transactions between segments are in the normal course of operations and are recorded at the exchange amount. Allocations made between segments for shared assets or allocated expenses are based on the number of residential customer equivalents in the respective segments.

47

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Corporate and shared services report the costs related to management oversight of the business units, public reporting and filings, corporate governance and other shared services functions.

For the year ended March 31, 2020:

	Consumer	Commercial	Corporate and shared services	Consolidated

Sales	$1,670,775	$1,102,034	$-	$2,772,809
Cost of goods sold	1,198,653	937,803	-	2,136,456
Gross margin	472,122	164,231	-	636,353
Depreciation of property and equipment	13,534	117	-	13,651
Amortization of intangible assets	24,690	3,307	-	27,997
Administrative expenses	36,423	24,391	107,122	167,936
Selling and marketing expenses	143,187	77,633	-	220,820
Other operating expenses	84,271	8,029	-	92,300
Segment profit (loss) for the year	$170,017	$50,754	$(107,122)	$113,649
Finance costs				(106,945)
Unrealized loss of derivative instruments and other				(213,417)
Realized loss of derivative instruments				(24,386)
Other income, net				32,660
Impairment of goodwill, intangible assets and other				(92,401)
Provision for income taxes				7,393
Loss for the year from continuing operations				$(298,233)
Loss from discontinued operations				(11,426)
Loss for the year				(309,659)
Capital expenditures	$12,881	$1,171	$-	$14,052

As at March 31, 2020
Total goodwill	$172,429	$100,262	$-	$272,691
Total assets	$916,176	$299,657	$-	$1,215,833
Total liabilities	$1,518,232	$192,890	$-	$1,711,122

48

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

For the year ended March 31, 2019 (Restated):

	Consumer	Commercial	Corporate and shared services	Consolidated

Sales	$1,906,473	$1,131,965	$-	$3,038,438
Cost of goods sold	1,419,509	940,358	-	2,359,867
Gross margin	486,964	191,607	-	678,571
Depreciation of property and equipment	4,362	153	-	4,515
Amortization of intangible assets	20,544	2,136	-	22,680
Administrative expenses	42,573	32,377	90,378	165,328
Selling and marketing expenses	142,560	69,178	-	211,738
Restructuring costs	2,741	3,289	8,814	14,844
Other operating expenses	123,798	5,406	-	129,204
Segment profit (loss) for the year	$150,386	$79,068	$(99,192)	$130,262
Finance costs				(87,779)
Unrealized loss of derivative instruments and other				(87,459)
Realized loss of derivative instruments				(83,776)
Other income				2,312
Provision for income taxes				11,832
Loss for the year from continuing operations				$(138,272)
Loss from discontinued operations				(128,259)
Loss for the year				(266,531)
Capital expenditures	$39,474	$4,068	$-	$43,542

As at March 31, 2019
Total goodwill	$181,358	$158,563	$-	$339,921
Total assets	$1,238,922	$461,633	$-	$1,700,555
Total liabilities	$1,665,752	$205,930	$-	$1,871,682

Sales from external customers

The revenue is based on the location of the customer.

	Year ended	Year ended
	March 31, 2020	March 31, 2019
Canada	$323,802	$413,836
U.S.	2,449,007	2,624,602
Total	$2,772,809	$3,038,438

In fiscal 2020, revenue generated from the sale of electricity made up 85%, while gas amounted to 15%. In comparison, fiscal 2019 generated 83% of revenue on electricity and 17% on gas.

49

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Non-current assets

Non-current assets by geographic segment consist of property and equipment and intangible assets and are summarized as follows:

	As at March 31, 2020	As at March 31, 2019
Canada	$233,678	$266,776
U.S.	166,074	223,802
International	-	7,940
Total	$399,752	$498,518

18.	BUSINESS COMBINATIONS AND DISPOSITIONS

(a)	Filter Group

On October 1, 2018, Just Energy acquired Filter Group, a leading provider of subscription-based home water filtration systems to residential customers in Canada and the U.S. Headquartered in Toronto, Ontario, Filter Group currently provides under-counter and whole-home water filtration solutions to residential markets in the provinces of Ontario and Manitoba and the states of Nevada, California, Arizona, Michigan and Illinois.

Just Energy acquired all of the issued and outstanding shares of Filter Group and the shareholder loan owing by Filter Group. In addition, Filter Group had approximately $22 million of third party Filter Group debt. The aggregate consideration payable by Just Energy under the Purchase Agreement is composed of: (i) $14.3 million in cash, fully payable within 180 days of closing; and (ii) earn-out payments of up to 9.5 million Just Energy common shares (with up to an additional 2.4 million Just Energy common shares being issuable to satisfy dividends that otherwise would have been paid in cash on the Just Energy shares issuable pursuant to the earn-out payments (the “DRIP Shares”)), subject to customary closing adjustments. The earn-out payments are contingent on the achievement by Filter Group of certain performance-based milestones specified in the Purchase Agreement in each of the first three years following the closing of the acquisition. In addition, the earn-out payments may be paid 50% in cash and the DRIP Shares 100% in cash, at the option of Just Energy.

The CEO of Filter Group is the son of the Executive Chair of Just Energy. As such, this is a related party transaction. The transaction was reviewed by the Strategic Initiatives Committee and it received a fairness opinion from National Bank Financial on the transaction.

Of the $14.3 million cash consideration for the acquisition of Filter Group, $1.3 million relates to the purchase of the shares of Filter Group. The remaining $13.0 million is for the assumption of a shareholder debt owed to a related party, of which $3.0 million was already paid on the closing date of October 1, 2018. Therefore, as at March 31, 2019, $11.3 million of the overall cash consideration payable is included in current trade and other payables of the consolidated statements of financial position, of which $11.1 million is for a related party. The outstanding balance accrued interest at a rate of 1% per month, beginning October 1, 2018, which resulted in $0.7 million of interest accrued as at March 31, 2019, of which $0.6 million is for a related party.

50

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

The contingent consideration relating to the potential earn-out payments over the next three years was valued at approximately $24.9 million on October 1, 2018, which is the mid-point of the calculated range of $23.1 million to $26.8 million. As it does not meet the definition of equity, it is carried at fair value through profit or loss and is revalued at each reporting period. Significant assumptions affecting the measurement of contingent consideration each quarter include the Just Energy share price and the performance of Filter Group.

Each quarter the contingent consideration related to the Filter Group acquisition is revalued. To estimate the number of Just Energy common shares that are exchanged in each period, a Monte Carlo simulation model was used where the trailing 12-month adjusted EBITDA for each period is forecasted based on a Geometric Brownian Motion process. Inputs used in the Monte Carlo simulation model are as follows:

•	Adjusted trailing 12-months EBITDA as at each quarter-end date;

•	Average EBITDA forecasts for new periods;

•	Implied asset volatility;

•	Equity volatility of Just Energy;

•	Underlying asset price of Just Energy common shares;

•	Dividend yield; and

•	Risk-free rate.

The following is the purchase price allocation for Filter Group:

NET ASSETS ACQUIRED

Working capital	$898
Property and equipment	6,154
Intangible assets	15,600
Goodwill	38,217
Long-term debt	(21,611)
Total consideration	$39,258

Cash consideration	$3,000
Payable to shareholders	11,314
Contingent consideration	24,944
Total consideration	$39,258

The goodwill was calculated as the difference between the fair value of consideration transferred and the fair value of the assets acquired and liabilities assumed. The goodwill acquired as part of the acquisition primarily represents Filter Group’s workforce, operational and strategic management processes and synergies between Just Energy and Filter Group. Goodwill is not amortized for accounting.

As of March 31, 2019, the acquisition accounting for Filter Group has been finalized and closed.

51

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

The Company had recorded, at estimated fair value, contingent consideration related to the Filter Group acquisition. As a result of the business not achieving its EBITDA earn-out targets, the fair value of the contingent consideration was reduced to $nil, resulting in other income of $29.1 million being recognized on the change in estimate of the earn-out value.

The reduction in the Filter Group earn-out obligation as at March 31, 2020 was a result of the business not achieving its 12-month EBITDA earn-out target for the year ended March 31, 2020, in addition to a reduced forecasted EBITDA, a reduction in the trading price of the shares of Just Energy and a reduction in Just Energy’s dividend yield.

(b)	Sale of Georgia operations

On December 31, 2019, the Company announced that it had sold all of its customer contracts and natural gas in storage assets in the State of Georgia to Infinite Energy, Inc., for $4.5 million. A gain on the sale of the Georgia customer contracts of $1.8 million was recorded in other income, net, within the consolidated statements of loss.

19.	INCOME TAXES

(a)	Tax expense

	2020	2019
Current tax expense	$7,047	$7,622
Deferred tax expense (benefit)
Origination and reversal of temporary differences	$(90,459)	$(35,825)
Expense arising from previously unrecognized tax loss or temporary difference	90,805	40,035
Deferred tax expense	346	4,210
Provision for income taxes	$7,393	$11,832

(b)	Reconciliation of the effective tax rate

The provision for income taxes represents an effective rate different than the Canadian corporate statutory rate of 26.50% (2019 – 26.50%).

	2020	2019
Loss before income taxes	$(290,840)	$(126,440)
Combined statutory Canadian federal and provincial income tax rate	26.50%	26.50%
Income tax recovery based on statutory rate	$(77,073)	$(33,507)
Increase (decrease) in income taxes resulting from:
Expense (benefit) of mark to market loss and other temporary differences not recognized	$90,805	$40,035
Variance between combined Canadian tax rate and the tax rate applicable to foreign earnings	(5,554)	(3,841)
Other permanent items	(785)	9,145
Total provision for income taxes	$7,393	$11,832

52

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

(c)	Recognized net deferred income tax assets and liabilities

Recognized net deferred income tax assets and liabilities are attributed to the following:

	2020	2019
Mark to market losses on derivative instruments	$-	$3,097
Tax losses and excess of tax basis over book basis	23,191	98,058
Total deferred income tax assets	23,191	101,155
Offset of deferred income taxes	(22,550)	(101,040)
Net deferred income tax assets	$641	$115

Partnership income deferred for tax purposes	$-	$(3,542)
Mark to market gains on derivative instruments	-	(20,683)
Book to tax differences on other assets	(18,367)	(70,742)
Convertible debentures	(4,183)	(6,073)
Total deferred income tax liabilities	(22,550)	(101,040)
Offset of deferred income taxes	22,550	101,040
Net deferred income tax liabilities	$-	$-

(d)	Movement in deferred income tax balances

	Balance April 1, 2019	Recognized in profit or loss	Recognized in OCI	Other	Balance March 31, 2020
Partnership income deferred for tax	$(3,542)	$3,542	$-	$-	$-
Book to tax differences	27,316	(23,364)	872	-	4,824
Mark to market (gains) losses on derivative instruments	(17,586)	17,586	-	-	-
Convertible debentures	(6,073)	1,890	-	-	(4,183)
	$115	$(346)	$872	$-	$641

	Balance April 1, 2018	Recognized in profit or loss	Recognized in OCI	Other	Balance March 31, 2019
Partnership income deferred for tax	$(6,249)	$2,707	$-	$-	$(3,542)
Book to tax differences	48,345	(22,822)	(638)	2,431	27,316
Mark to market (gains) losses on derivative instruments	(36,578)	18,992	-	-	(17,586)
Convertible debentures	(2,986)	(3,087)	-	-	(6,073)
	$2,532	$(4,210)	$(638)	$2,431	$115

53

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

(e)	Unrecognized deferred income tax assets

Deferred income tax assets not reflected as at March 31 are as follows:

	2020	2019
Mark to market losses on derivative instruments	$31,897	$7,239
Excess of tax over book basis	47,038	32,911

The group has tax losses of $381,023 ($293,795) available for carryforward (recognized and unrecognized) which are set to expire starting 2028 until 2040.

20.	SHAREHOLDERS’ CAPITAL

Just Energy is authorized to issue an unlimited number of common shares and 50,000,000 preference shares issuable in series, both with no par value. Shares outstanding have no preferences, rights or restrictions attached to them.

(a)	Details of issued and outstanding shareholders’ capital are as follows:

	Year ended		Year ended
	March 31, 2020		March 31, 2019
	Shares	Amount	Shares	Amount
Common shares:

Issued and outstanding
Balance, beginning of year	149,595,952	$1,088,538	148,394,152	$1,079,055
Share-based awards exercised	2,018,286	11,326	1,201,800	9,483
Balance, end of year	151,614,238	$1,099,864	149,595,952	$1,088,538

Preferred shares:

Issued and outstanding
Balance, beginning of year	4,662,165	$146,965	4,323,300	$136,771
Shares issued for cash	-	-	338,865	10,447
Preferred shares issuance cost	-	-	-	(253)
Balance, end of year	4,662,165	$146,965	4,662,165	$146,965

Shareholders' capital		$1,246,829		$1,235,503

Just Energy defines capital as shareholders’ equity (excluding accumulated other comprehensive income) and long-term debt. Just Energy’s objectives when managing capital are to maintain flexibility by:

(i)	Enabling it to operate efficiently;

(ii)	Providing liquidity and access to capital for growth opportunities; and

(iii)	Providing returns and generating predictable cash flows for dividend payments to shareholders.

54

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

Just Energy manages the capital structure and adjusts to it in light of changes in economic conditions and the risk characteristics of the underlying assets. The Board of Directors does not establish quantitative return on capital criteria for management, but rather promotes year-over-year sustainable and profitable growth. Just Energy is not subject to any externally imposed capital requirements other than financial covenants in its long-term debts, and as at March 31, 2020 and 2019, all of these covenants have been met.

As described within Note 3 of these consolidated financial statements, the Company has presented a Recapitalization plan which, if implemented, will impact the outstanding common and preferred shares issued and outstanding.

(b)	Dividends and distributions

In the second quarter of fiscal 2020, the Company made the decision to suspend its dividend on common shares. For the year ended March 31, 2020, dividends of $0.125 (2019 - $0.50) per common share were declared by Just Energy. These dividends amounted to $18,724 (2019 - $74,557) and were approved by the Board of Directors and were paid out during the year.

As a result of dividend suspension, distributions related to the dividends also ceased. Distributions in fiscal 2020 amounted to $849 (2019 - $1,284) which was paid in accordance with the terms of the Canadian and U.S. Plans during the year.

For the year ended March 31, 2020, dividends of US$1.0625 (2019 - $2.125) per preferred share were declared by Just Energy. These dividends amounted to $6,622 (2019 - $12,189) and were approved by the Board of Directors and were paid out during the year.

In connection with amendments to the credit facility and 8.75% loan agreement announced on December 2, 2019, the agreements governing both facilities have been changed to restrict the declaration and payment of dividends until the Company’s senior debt to EBITDA ratio is no more than 1.50:1 for two consecutive fiscal quarters. Accordingly, as at December 2, 2019, the Company suspended the declaration and payment of dividends on the Series A Preferred Shares until the Company is permitted to declare and pay dividends under the agreements governing its facilities. However, dividends on the Series A Preferred Shares continue to accrue in accordance with Series A Preferred Share terms during the period in which dividends are suspended. Any dividend payment following the suspended period will be credited against the earliest accumulated but unpaid dividend.

As described within Note 3 of these consolidated financial statements, the Company has presented a Recapitalization plan which, if implemented, will impact the Series A Preferred Share dividend payments.

21.	SHARE-BASED COMPENSATION PLANS

(a)	Stock option plan

Just Energy may grant awards under its 2010 share option plan (formerly the 2001 Unit Option Plan) to directors, officers, full-time employees and service providers (non-employees) of Just Energy and its subsidiaries and affiliates. In accordance with the share option plan, Just Energy may grant options to a maximum of 11,300,000 shares. As at March 31, 2020, there were 814,166 options still available for grant under the plan. Of the options issued, 500,000 options remain outstanding as at March 31, 2020 with an exercise price of $7.88. The exercise price of the share options equals the closing market price of the Company’s shares on the last business day preceding the grant date. The share options vest over periods ranging from three to five years from the grant date and expire after five or ten years from the grant date. There were no new grants during fiscal 2020.

55

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

(b)	Restricted share grants

Just Energy grants awards under the 2010 RSGs Plan (formerly the 2004 unit appreciation rights) in the form of fully paid RSGs to senior officers, employees and service providers of its subsidiaries and affiliates. As at March 31, 2020, there were 1,071,162 RSGs (2019 - 2,717,774) still available for grant under the plan. Of the RSGs issued, 1,492,756 remain outstanding as at March 31, 2020 (2019 - 1,473,989). Except as otherwise provided, (i) the RSGs vest from one to five years from the grant date providing, in most cases, on the applicable vesting date the RSG grantee continues as a senior officer, employee or service provider of Just Energy or any affiliate thereof; (ii) the RSGs expire no later than ten years from the grant date; (iii) a holder of RSGs is entitled to payments at the same rate as dividends paid to JEGI shareholders; and (iv) when vested, the holder of an RSG may exchange one RSG for one common share.

There are 40,000 RSGs granted to senior management that do not receive dividend payments. In addition to a continued employment condition for vesting, there are certain share price targets that must be met.

RSGs available for grant

	2020	2019
Balance, beginning of year	2,717,774	3,004,624
Less: Granted	(2,305,128)	(788,211)
Add: Cancelled/forfeited	658,516	501,361
Balance, end of year	1,071,162	2,717,774

The average grant date fair value of RSGs granted in the year was $4.66 (2019 - $5.00). The RSG share-based compensation expense for the year ended March 31, 2020 amounted to $6.8 million compared to $1.8 million expensed in fiscal 2019.

(c)	Performance bonus grants

Just Energy grants awards under the 2013 performance bonus incentive plan (the “PBG Plan”) in the form of fully paid PBGs to senior officers, employees, consultants and service providers of its subsidiaries and affiliates. As at March 31, 2020, there were 1,479,699 (2019 - 2,182,302) PBGs still available for grant under the PBG Plan. Of the PBGs issued, 762,595 remain outstanding as at March 31, 2020 (2019 - 385,214). Except as otherwise provided, (i) the PBGs will entitle the holder to be paid in three equal installments as one-third on each of the first, second and third anniversaries of the grant date providing, in most cases, on the applicable vesting date the PBG grantee continues as a senior officer, employee, consultant or service provider of Just Energy or any affiliate thereof; (ii) the PBGs expire no later than three years from the grant date; (iii) a holder of PBGs is entitled to payments at the same rate as dividends paid to JEGI shareholders; and (iv) when vested, Just Energy, at its sole discretion, shall have the option of settling payment for the PBGs, to which the holder is entitled in the form of either cash or in common shares.

PBGs available for grant

	2020	2019
Balance, beginning of year	2,182,302	2,270,480
Less: Granted	(1,097,300)	(331,196)
Add: Cancelled/forfeited	394,697	243,018
Balance, end of year	1,479,699	2,182,302

The average gant date fair value of PBGs granted in the year was $4.75 (2019 - $5.01). The PBG share-based compensation expense for the year ended March 31, 2020 amounted to $5.3 million compared to $3.9 million expensed in fiscal 2019.

56

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

(d)	Deferred share grants

Just Energy grants awards under its 2010 Directors’ Compensation Plan (formerly the 2004 Directors’ deferred unit grants, “DUGs”) to all independent directors on the basis that each director is required to annually receive 15% of their compensation entitlement in DSGs and may elect to receive all or any portion of the balance of their annual compensation in DSGs. Prior to the dividend suspension in the second quarter of fiscal 2020, the holders of DSGs were also granted additional DSGs on a quarterly basis equal to the monthly dividends paid to the shareholders of Just Energy. The DSGs vest on the earlier of the date of the director's resignation or three years following the date of grant and expire ten years following the date of grant. As at March 31, 2020, there were 82,727 DSGs (2019 - nil) available for grant under the plan. Of the DSGs issued, 203,028 DSGs (2019 - 184,430) remain outstanding as at March 31, 2020.

DSGs available for grant

	2020	2019
Balance, beginning of year	-	69,481
Less: Granted	(80,150)	(69,481)
Less: Granted overage from fiscal 2019	(37,123)	-
Add: Increase in DSGs available for grant	200,000	-
Balance, end of year	82,727	-

The weighted average grant date fair value of DSGs granted in the year was $1.78 (2019 - $4.48). The DSG share-based compensation expense for the year ended March 31, 2020 amounted to $0.1 million compared to $0.2 million expensed in fiscal 2019.

As described within Note 3 of these consolidated financial statements, the Company has presented a Recapitalization plan which, if executed, will impact the outstanding options, RSGs, PBGs, or DSGs.

22.	OTHER EXPENSES

(a)	Other operating expenses

	Year ended	Year ended
	March 31, 2020	March 31, 2019
Amortization of intangible assets	$27,997	$22,680
Depreciation of property and equipment	13,651	4,515
Bad debt expense	80,050	123,288
Share-based compensation	12,250	5,916
	$133,948	$156,399

(b)	Employee benefits expense

	Year ended	Year ended
	March 31, 2020	March 31, 2019
Wages, salaries and commissions	$211,457	$233,575
Benefits	22,218	22,315
	$233,675	$255,890

Employee benefit expenses of $80.4 million and $153.4 million is included in fiscal 2020 administrative expense and selling and marketing expenses, respectively, on the consolidated statements of loss and of $93.8 million and $162.1 million, respectively, in fiscal 2019.

57

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

23.	LOSS PER SHARE

	Year ended	Year ended
	March 31, 2020	March 31, 2019
		(Restated)
BASIC LOSS PER SHARE
Loss from continuing operations available to shareholders	$(298,233)	$(138,272)
Dividend to preferred shareholders - net of tax	10,643	8,959
Loss from continuing operations available to shareholders - net	(308,876)	(147,231)
Basic weighted average shares outstanding	151,033,844	149,138,797
Basic loss per share from continuing operations available to shareholders	$(2.05)	$(1.00)
Basic loss per share available to shareholders	$(2.12)	$(1.86)

DILUTED LOSS PER SHARE
Loss from continuing operations available to shareholders	$(308,876)	$(147,231)
Adjusted loss from continuing operations available to shareholders	$(308,876)	$(147,231)
Basic weighted average shares outstanding	151,033,844	149,138,797
Dilutive effect of:
Restricted share and performance bonus grants	2,665,121 [1]	2,409,990 [1]
Deferred share grants	291,743 [1]	142,928 [1]
Convertible debentures	39,574,831 [1]	39,574,831 [1]
Shares outstanding on a diluted basis	193,565,539	191,266,546
Diluted loss from continuing operations per share available to shareholders	$(2.05)	$(1.00)
Diluted loss per share available to shareholders	$(2.12)	$(1.86)

1 The assumed conversion into shares results in an anti-dilutive position; therefore, these items have not been included in the computation of diluted loss per share. The potentially dilutive instruments are the convertible features on the 6.5% convertible bonds, 6.75% $160M convertible debentures and 6.75% $100M convertible debentures as well as the stock options and share grants.

24.	DISCONTINUED OPERATIONS

(a)	Loss from discontinued operations

In March 2019, Just Energy formally approved and commenced the process to dispose of its businesses in Germany, Ireland and Japan. In June 2019, as part of the Company’s Strategic Review, the U.K. was added to the disposal group. The decision was part of a strategic transition to focus on the core business in North America. On November 29, 2019, Just Energy closed its previously announced sale of Hudson U.K. to Shell Energy Retail Limited. As at March 31, 2020, these operations were classified as a disposal group held for sale and as discontinued operations. In the past, these operations were reported under the Consumer segment while a portion of the U.K. operations was allocated to the Commercial segment. Just Energy’s results for the prior fiscal period reported throughout the annual consolidated financial statements have been adjusted to reflect continuing operation results and figures with respect to these discontinued operations. The tax impact on the discontinued operations is minimal.

58

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

The results of the discontinued operations are presented below for the fiscal years ended March 31, 2020 and 2019. For the U.K. and Ireland, the results are a period of eight and nine months up to the disposal of operations as of November 29, 2019 and December 18, 2019, respectively:

	2020	2019
Sales	$427,346	$793,761
Gain on disposal of the U.K. and Ireland businesses	(45,138)	-
Loss from discontinued operations before income taxes	(11,349)	(132,004)
Provision for (recovery of) income taxes	77	(3,745)
LOSS FROM DISCONTINUED OPERATIONS	$(11,426)	$(128,259)

Assets and liabilities of the discontinued operations classified as held for sale were as follows:

	As at	As at
	March 31,	March 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$898	$628
Current trade and other receivables	4,978	3,007
Income taxes recoverable	12	50
Other current assets	1,140	3,087
	7,028	6,772
Non-current assets
Property and equipment	38	42
Intangible assets	545	2,157
ASSETS CLASSIFIED AS HELD FOR SALE	$7,611	$8,971

Liabilities
Current liabilities
Trade and other payables	$4,823	$4,902
Deferred revenue	83	298
LIABILITIES CLASSIFIED AS HELD FOR SALE	$4,906	$5,200

Sale of Just Energy Japan KK

On April 10, 2020, the Company announced that it has sold all of the shares of Just Energy Japan KK to Astmax Trading, Inc. The purchase price was nominal, as the business was still in its start-up phase with more liabilities than assets and had fewer than 1,000 customers. The sale of the Japanese subsidiary resulted in a nominal gain on sale, which will be reported through profit (loss) from discontinued operations.

59

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

(b)	Disposal of Hudson Energy Supply U.K. Limited (“Hudson U.K.”)

On November 29, 2019, Just Energy closed its previously announced sale of Hudson U.K. to Shell Energy Retail Limited.

Pursuant to the share purchase agreement, the aggregate amount of the closing consideration received was £1.5 million ($2.5 million). While the capacity market payments were reinstated in the U.K. in late October, any contingent consideration due to Just Energy will be paid following the determination of Hudson U.K.’s ultimate capacity market payment for the period up to June 30, 2019, which is expected to be determined within 12 months of the closing date.

The results of the disposal of Hudson U.K. are presented below:

Proceeds from sale	$2,518
Carrying value of net liabilities disposed	74,570
Carrying value of goodwill disposed	(13,355)
Carrying value of intangible assets disposed	(8,544)
Reclassification of foreign currency translation reserve	(11,610)
Net gain on sale of U.K. operations	$43,579

(c)	Disposal of Just Energy Ireland Limited (“Just Energy Ireland”)

On December 18, 2019, Just Energy closed its previously announced sale of substantially all of the assets of Just Energy Ireland to Flogas Natural Gas Limited (“Flogas”) for €0.6 million ($1.0 million). The Company received 75% of the purchase price in cash at closing and 25% of the purchase price five months after closing. The net consideration payable to the Company is subject to an adjustment based on the actual number of accounts transferred to Flogas.

The results of the disposal of Just Energy Ireland are presented below:

Proceeds from sale	$649
Carrying value of net liabilities disposed	910
Net gain on sale of Just Energy Ireland operations	$1,559

25.	COMMITMENTS AND CONTINGENCIES

Commitments for each of the next five years and thereafter are as follows:

As at March 31, 2020

	Less than 1 year	1–3 years	4–5 years	More than 5 years	Total
Gas, electricity and non-commodity contracts	$1,463,615	$1,200,713	$322,590	$101,606	$3,088,524

Just Energy has entered into leasing contracts for office buildings and administrative equipment. These leases have a leasing period of between one and eight years. No purchase options are included in any major leasing contracts. Just Energy is also committed under long-term contracts with customers to supply gas and electricity. These contracts have various expiry dates and renewal options.

60

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

(a)	Surety bonds and letters of credit

Pursuant to separate arrangements with several bond agencies, The Hanover Insurance Group and Charter Brokerage LLC, Just Energy has issued surety bonds to various counterparties including states, regulatory bodies, utilities and various other surety bond holders in return for a fee and/or meeting certain collateral posting requirements. Such surety bond postings are required in order to operate in certain states or markets. Total surety bonds issued as at March 31, 2020 were $63.4 million.

As at March 31, 2020, Just Energy had total letters of credit outstanding in the amount of $72.5 million (Note 16(a)).

(b)	Officers and directors

Corporate indemnities have been provided by Just Energy to all directors and certain officers of its subsidiaries and affiliates for various items including, but not limited to, all costs to settle suits or actions due to their association with Just Energy and its subsidiaries and/or affiliates, subject to certain restrictions. Just Energy has purchased directors’ and officers’ liability insurance to mitigate the cost of any potential future suits or actions. Each indemnity, subject to certain exceptions, applies for so long as the indemnified person is a director or officer of one of Just Energy’s subsidiaries and/or affiliates. The maximum amount of any potential future payment cannot be reasonably estimated.

(c)	Operations

In the normal course of business, Just Energy and/or Just Energy’s subsidiaries and affiliates have entered into agreements that include guarantees in favour of third parties, such as purchase and sale agreements, leasing agreements and transportation agreements. These guarantees may require Just Energy and/or its subsidiaries to compensate counterparties for losses incurred by the counterparties as a result of breaches in representation and regulation or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The maximum payable under these guarantees is estimated to be $64.4 million.

(d)	Legal proceedings

Just Energy’s subsidiaries are party to a number of legal proceedings. Other than as set out below, Just Energy believes that each proceeding constitutes legal matters that are incidental to the business conducted by Just Energy and that the ultimate disposition of the proceedings will not have a material adverse effect on its consolidated earnings, cash flows or financial position.

In March 2012, Davina Hurt and Dominic Hill filed a lawsuit against Commerce Energy Inc. (“Commerce”), Just Energy Marketing Corp. and the Company in the Ohio Federal Court claiming entitlement to payment of minimum wage and overtime under Ohio wage claim laws and the Federal Fair Labor Standards Act (“FLSA”) on their own behalf and similarly situated door-to-door sales representatives who sold for Commerce in certain regions of the United States. The Court granted the plaintiffs’ request to certify the lawsuit as a class action. Approximately 1,800 plaintiffs opted into the federal minimum wage and overtime claims, and approximately 8,000 plaintiffs were certified as part of the Ohio state overtime claims. On October 6, 2014, the jury refused to find a willful violation but concluded that certain individuals were not properly classified as outside salespeople in order to qualify for an exemption under the minimum wage and overtime requirements. On September 28, 2018, the Court issued a final judgment, opinion and order. Just Energy filed its appeal to the Court of Appeals for the Sixth Circuit on October 25, 2018. Oral testimony was heard on October 24, 2019. A decision is pending. Just Energy strongly believes it complied with the law which is consistent with the recent findings in Encino Motorcars, LLC v. Navarro, 138 S. Ct. 1134, 1142 (2018) and Kevin Flood, et al. v. Just Energy Marketing Group, et al. 2d Circular No. 17-0546.

61

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

In August 2013, Levonna Wilkins, a former door-to-door independent contractor for Just Energy Marketing Corp. (“JEMC”), filed a lawsuit against Just Energy Illinois Corp., Commerce Energy Inc., JEMC and the Company (collectively referred to as “Just Energy”) in the Illinois Federal District Court claiming entitlement to payment of minimum wage and overtime under Illinois wage claim laws and the FLSA on her own behalf and similarly situated door-to-door sales representatives who sold in Illinois. On March 13, 2015, the Court certified the class of Illinois sales representatives who sold for Just Energy Illinois and Commerce, and on June 16, 2016, the Court granted Just Energy’s motion for reconsideration which revised the class definition to exclude sales representatives who sold for Commerce. A trial commenced on August 5, 2019.  On August 12, 2019, the jury ruled in favour of Just Energy, dismissing all claims of the Illinois class members. The plaintiff filed her appeal to the Court of Appeals for the Seventh Circuit (the “Seventh Circuit”) on September 10, 2019. On February 19, 2020, with the agreement of the parties, the Seventh Circuit dismissed the appeal. The decision to dismiss all of the claims of the Illinois class members is final.

In May 2015, Kia Kordestani, a former door-to-door independent contractor sales representative for Just Energy Corp., filed a lawsuit against Just Energy Corp., Just Energy Ontario L.P. and the Company (collectively referred to as “Just Energy”) in the Superior Court of Justice, Ontario, claiming status as an employee and seeking benefits and protections of the Employment Standards Act, 2000 such as minimum wage, overtime pay, and vacation and public holiday pay on his own behalf and similarly situated door-to-door sales representatives who sold in Ontario. On Just Energy’s request, Mr. Kordestani was removed as a plaintiff but replaced with Haidar Omarali, also a former door-to-door sales representative. On July 27, 2016, the Court granted Omarali’s request for certification, refused to certify Omarali’s request for damages on an aggregate basis, and refused to certify Omarali’s request for punitive damages. Omarali’s motion for summary judgment was dismissed in its entirety on June 21, 2019. A trial date has been set commencing November 15, 2021.

On July 23, 2019, Just Energy announced that, as part of its Strategic Review process, management identified customer enrolment and non-payment issues, primarily in Texas. In response to this announcement, and in some cases in response to this and other subsequent related announcements, putative class action lawsuits have been filed in the United States District Court for the Southern District of New York, in the United States District Court for the Southern District of Texas and in the Ontario Superior Court of Justice, on behalf of investors that purchased Just Energy Group Inc. securities during various periods, ranging from November 9, 2017 through August 19, 2019. The U.S. law-suits seek damages allegedly arising from violations of the United States Securities Exchange Act. The Ontario lawsuit seeks damages allegedly arising from violations of Canadian securities legislation and of common law. The U.S. lawsuits and the Ontario law suits have been consolidated, each with one lead plaintiff. Just Energy denies the allegations and will vigorously defend these claims.

In March of 2020, the seller representative with respect to the acquisition of Filter Group Inc. (the “Claimant”) delivered a Notice of Dispute under the purchase agreement among the Claimant, Just Energy, a subsidiary of Just Energy (the “Buyer”) and other sellers with respect to the purchase of Filter Group Inc. by the Buyer on September 10, 2018 (the “Purchase Agreement”). In this arbitral proceeding, the Claimant alleges, among other things, that the Buyer breached its responsibilities by failing to conduct the business of Filter Group Inc. in a commercially reasonable manner to reduce or avoid the achievement of the EBITDA targets contained in the Purchase Agreement and failed to honour the obligations to the Claimant that would have been owing had the target EBITDA been achieved in the first period under the Purchase Agreement. The Claimant seeks, among other things, the immediate exchange of the 9,500,000 class A special shares of the Buyer for common shares of Just Energy, being the number of common shares of Just Energy that would be exchanged if the entire earn-out under the Purchase Agreement was achieved. Just Energy denies the allegations and will vigorously defend the proceeding.

26.	RELATED PARTY TRANSACTIONS

Parties are considered to be related if one party has the ability to control the other party or exercise influence over the other party in making financial or operating decisions. The definition includes subsidiaries and other persons.

The acquisition of Filter Group gives rise to a related party transaction as the seller representative of Filter Group is the son of the Executive Chair of Just Energy. In April 2019, $10.6 million of a deferred purchase consideration related to the acquisition of Filter Group was repaid. Other than this transaction described throughout the consolidated financial statements, there have been no other related party transactions during the year ended March 31, 2020. Key management personnel are defined as those individuals having authority and responsibility for planning, directing and controlling the activities of Just Energy and consist of the Executive Chair, the Chief Executive Officer and the Chief Financial Officer.

	March 31, 2020	March 31, 2019
Salaries and benefits	$2,334	$2,493
Share-based compensation expense, net	625	1,163
	$2,959	$3,656

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JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands of Canadian dollars, except where indicated and per share amounts)

27.	SUPPLEMENTAL CASH FLOW INFORMATION

(a)	Net change in working capital

	Year ended	Year ended
	March 31, 2020	March 31, 2019
Accounts receivable and unbilled revenue, net	$33,839	$(35,427)
Gas in storage	(3,234)	(601)
Prepaid expenses and deposits	(89,087)	(128,911)
Provisions	(4,607)	4,309
Trade and other payables	106,271	174,958
Adjustments required to reflect net cash receipts from gas sales	812	4,186
	$43,994	$18,514

(b)	Adjustments required to reflect net cash receipts from gas sales

	2020	2019
Changes in:
Accrued gas receivable	$(12,972)	$15,893
Gas delivered (drawn) in excess of consumption	(4,866)	2,716
Accrued gas payable	11,266	(12,261)
Deferred revenue	7,384	(2,162)
	$812	$4,186

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